Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

TCGX ACQUISITION CORP.,

TRIGEMX MERGER SUB, INC.,

AND

TRIGEMX BIO, INC.

DATED AS OF OCTOBER 18, 2026

i

ANNEXES AND EXHIBITS

Annex A	Other PIPE Investors
Annex B	Key Supporting Company Stockholders
Annex C	Required Governing Document Proposal

Exhibit A	Form of Sponsor Letter Agreement
Exhibit B	Form of Investor Subscription Agreement
Exhibit C	Form of Registration Rights Agreement

Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Transaction Support Agreement
Exhibit F	Form of TCGX Certificate of Incorporation
Exhibit G	Form of TCGX Bylaws

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of October 18, 2026, is made by and among TCGX ACQUISITION CORP., a Cayman Islands exempted company (“TCGX”), TRIGEMX MERGER SUB, INC., a Delaware corporation and a direct, wholly-owned subsidiary of TCGX (“Merger Sub”), and TRIGEMX BIO, INC. (formerly known as Kallyope, Inc.), a Delaware corporation (the “Company”). TCGX, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) TCGX is a blank check company incorporated as a Cayman Islands exempted company on May 26, 2026 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, and will domesticate as a Delaware corporation prior to the Closing, and (b) Merger Sub is, as of the date of this Agreement, a direct, wholly-owned Subsidiary of TCGX that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of TCGX, TCGX is required to provide an opportunity for its Public Shareholders to have their issued and outstanding TCGX Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the TCGX Shareholder Approval;

WHEREAS, as of the date of this Agreement, TCGX Sponsor, LLC, a Delaware limited liability company (the “Sponsor”) and the Other Class B Shareholders collectively own 2,156,250 TCGX Class B Shares, and the Sponsor and the underwriters of TCGX’s initial public offering collectively own 522,500 TCGX Class A Shares purchased in a private placement (the “Private Placement Shares”) concurrently with the closing of TCGX’s initial public offering;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, the Other Class B Shareholders, TCGX and the Company are entering into the sponsor letter agreement, in substantially the form attached hereto as Exhibit A (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and each Other Class B Shareholder have agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby, (b) cause the Sponsor Forfeiture Shares, if any, to be forfeited and cancelled immediately prior to the Effective Time in accordance with Section 3 of the Sponsor Letter Agreement, and (c) waive any adjustment to the conversion ratio set forth in the Governing Documents of TCGX or any other anti-dilution or similar protection with respect to the TCGX Class B Shares, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, at least one (1) Business Day prior to the Closing Date, prior to the time at which the Effective Time occurs, TCGX shall deregister from the Register of Companies in the Cayman Islands and transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Part 12 of the Companies Act (Revised) of the Cayman Islands (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date, following the Domestication, the Parties intend to effect a merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), as a result of which each share of capital stock, option and warrant of the Company issued and outstanding as of immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate or other instrument previously representing any such shares, options or warrants shall thereafter represent the right to receive the applicable consideration set forth in this Agreement, all upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL;

WHEREAS, concurrently with the execution of this Agreement, TCG Crossover Fund III, L.P., a Delaware limited partnership (“TCGX Fund III”) and the Other PIPE Investors (collectively with TCGX Fund III, the “PIPE Investors”) are entering into subscription agreements with TCGX substantially in the form attached hereto as Exhibit B (collectively, the “Investor Subscription Agreements”), pursuant to which, among other things, each of the PIPE Investors has agreed to subscribe for and purchase, and TCGX has agreed to issue and sell, TCGX Shares at $10.00 per share for aggregate proceeds of $160,000,000 (the equity financing under all Investor Subscription Agreements, collectively, the “PIPE Financing”);

WHEREAS, at or prior to the Closing, TCGX, TCGX Fund III and certain Company equityholders shall enter into a registration rights agreement, substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), pursuant to which, among other things, such holders will be granted certain demand, piggyback and shelf registration rights with respect to their TCGX Shares, on the terms and subject to the conditions therein;

WHEREAS, at or prior to the Closing, TCGX, the Sponsor, the Other Class B Shareholders, Jefferies LLC (“Jefferies”) and certain Company equityholders shall enter into a lock-up agreement, substantially in the form attached hereto as Exhibit D (the “Lock-Up Agreement”), pursuant to which, among other things, the Sponsor, the Other Class B Shareholders, Jefferies and such Company equityholders will agree not to effect any sale or distribution of, as applicable, the Founder Shares, Private Placement Shares and/or TCGX Shares received as consideration in the Merger during the applicable lock-up period, in each case on the terms and subject to the conditions therein;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) approved this Agreement, such other Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (b) recommended, among other things, that the Company Stockholders adopt and approve this Agreement, such other Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

WHEREAS, the TCGX Board, following receipt of the Fairness Opinion (as defined herein), has (a) approved this Agreement, such other Ancillary Documents to which TCGX is or will be a party and the transactions contemplated hereby and thereby (including the Domestication and the Merger) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including the Domestication and the Merger) by the holders of TCGX Shares entitled to vote thereon;

WHEREAS, the board of directors of Merger Sub has approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, TCGX, as the sole stockholder of Merger Sub, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the Company Board has (a) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, the approval of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of Company Shares entitled to vote thereon;

WHEREAS, concurrently with the execution of this Agreement, each Company Stockholder listed on Annex B attached hereto (collectively, the “Key Supporting Company Stockholders”) will duly execute and deliver to TCGX a transaction support agreement, substantially in the form attached hereto as Exhibit E (collectively, the “Transaction Support Agreements”), pursuant to which, among other things, each such Key Supporting Company Stockholder will agree to, among other things, (a) support and vote in favor of this Agreement, such other Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), and (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing; and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder, (b) the Domestication constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (c) the Merger be treated as a “reorganization” within the meaning of Section 368(a) of the Code (clauses (a)-(c), the “Intended Tax Treatment”);

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional TCGX SEC Reports” has the meaning set forth in Section 4.7.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Transaction Share Consideration” means an aggregate number of TCGX Shares equal to (a) the sum of (i) the Pre-Money Equity Value plus (ii) the aggregate exercise price payable upon the full exercise of all Company Options outstanding as of immediately prior to the Effective Time, divided by (b) the TCGX Share Value.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.3.

“Ancillary Documents” means the Sponsor Letter Agreement, the Investor Subscription Agreements, the Transaction Support Agreements, the Registration Rights Agreement, the Lock-Up Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act of 1977 (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws related to combating bribery, corruption and money laundering.

“Audited Financial Statements” has the meaning set forth in Section 3.4.

“Available Closing Cash” means, without duplication, an amount equal to the sum of (a) the aggregate cash proceeds available for release from the Trust Account immediately prior to the Closing, after giving effect to the TCGX Shareholder Redemptions but before payment of the deferred underwriting commission and Transaction Expenses, plus (b) the aggregate proceeds actually received by TCGX in respect of the PIPE Financing, plus (c) the aggregate proceeds of the Permitted Sponsor Subscriptions, if any.

“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Day” means a day, other than Saturday or Sunday, on which commercial banks in New York, New York and George Town, Cayman Islands are open for the general transaction of business.

“Certificates” has the meaning set forth in Section 2.1(d)(vii).

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person solely as a result of this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (in the case of this clause (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document or one or more circumstances, matters, transactions or events unrelated to this Agreement or the Ancillary Documents). Notwithstanding the foregoing or anything to the contrary herein, Change of Control Payments shall not include (i) the TCGX Shares to be issued in respect of the Rollover Options at the Effective Time on the terms and subject to the conditions of this Agreement, (ii) any payments made in the ordinary course of business consistent with past practice and not accelerated, triggered, increased or enhanced as a result of the transactions contemplated hereby, (iii) any payments required under the Contracts set forth on Section 1.1(b) of the Company Disclosure Schedules, in each case, as amended and in effect as of the date of this Agreement, and which payments are not accelerated, triggered, increased or enhanced as a result of the transactions contemplated hereby, (iv) any severance payments made pursuant to existing severance policies or agreements in effect prior to the date of this Agreement that are triggered solely by termination of employment without cause or resignation for good reason (and not by the consummation of the transactions contemplated hereby), and (v) any retention payments made to employees below the level of vice president that do not exceed $50,000 per individual in the aggregate and $1,000,000 for all individuals in the aggregate.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means any inquiry, proposal or offer concerning (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company and its controlled Affiliates, taken as a whole, or a majority of the voting power of Equity Securities of the Company, or (ii) acquires, is granted, leased or licensed or otherwise purchases all or a material portion of assets, properties or businesses of the Company and its controlled Affiliates, taken as a whole, in each case whether by merger, consolidation, liquidation, dissolution, recapitalization, reorganization, amalgamation, scheme of arrangement, purchase of assets, share exchange, business combination, purchase or issuance of Equity Securities, tender offer or otherwise, or (b) any issuance, sale or acquisition of any material portion of the Equity Securities or voting power or similar investment in the Company, other than the issuance of Company Common Shares upon the exercise of Company Options outstanding in accordance with their terms. None of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby constitutes a Company Acquisition Proposal.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Board Recommendation” has the meaning set forth in Section 5.13(b).

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, dated as of August 31, 2026, as amended by that certain Certificate of Amendment filed with the Secretary of State of the State of Delaware on September 10, 2026.

“Company Common Shares” means shares of common stock, par value $0.001 per share, of the Company designated as “Common Stock” pursuant to the Company Certificate of Incorporation.

“Company D&O Persons” has the meaning set forth in Section 5.15(a).

“Company D&O Tail Policy” has the meaning set forth in Section 5.15(c).

“Company Designees” has the meaning set forth in Section 5.16(b).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to TCGX by the Company on the date of this Agreement.

“Company Dissenting Shares” has the meaning set forth in Section 2.6.

“Company Dissenting Stockholders” has the meaning set forth in Section 2.6.

“Company Equity Plan” means the Kallyope, Inc. 2014 Stock Incentive Plan, as amended from time to time.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due and payable, the Company in connection with, or as a result of, the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any TCGX Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a) and Section 3.2(d) (Capitalization), Section 3.3 (Authority), Section 3.8(a) (Absence of Changes), and Section 3.17 (Brokers).

“Company IT Systems” means all computer systems, Software and hardware, communication systems, servers, networks, and all other information technology assets, equipment, infrastructure, and related documentation, in each case, owned, licensed or leased by the Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than the Company) that is licensed to the Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Company, or (b) the ability of the Company to consummate the Merger in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or the interpretation or enforcement thereof by any Governmental Entity, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which the Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by the Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing, (ix) any actions taken or omitted to be taken by the Company at the written request or with the written consent of TCGX, (x) any changes in GAAP or other applicable accounting standards or the interpretation thereof, (xi) any loss of employees, customers, suppliers, distributors, licensors, licensees or other business partners to the extent resulting from the public announcement or pendency of the transactions contemplated by this Agreement, (xii) any litigation arising from or relating to this Agreement or the transactions contemplated hereby, or (xiii) any research, development, preclinical or clinical, regulatory, competitive, pricing, reimbursement or manufacturing effects, changes, events, facts, circumstances or occurrences relating to or affecting any of Company’s or its competitors’ or potential competitors’ product candidates or products (each, a “Relevant Product”), including (A) any regulatory actions, requests, recommendations, determinations or decisions by, or delay of any determinations by, the FDA or any other Governmental Entity, or any panel, or advisory body empowered or appointed thereby, relating to any Relevant Product (B) any results, outcomes, data, clinical developments, adverse events, side effects or safety observations arising from preclinical trials, clinical trials or testing (including any stability testing), including any requirement to conduct further clinical studies or tests or any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or any reports of new side effects, adverse events or safety observations, with respect to any Relevant Product, or any announcements of any of the foregoing, (C) any events affecting patient enrollment or failure to participate with respect to clinical trials of any Relevant Product, (D) the results of, or any data derived from, any preclinical or clinical testing being conducted by or on behalf of any actual competitor of the Company, or the approval or authorization by the FDA or any other Governmental Entity or market entry or threatened market entry of any product by an actual competitor of the Company, or any announcements of any of the foregoing, (E) any delay, hold, suspension, modification, or termination of any planned or current preclinical or clinical study, trial or test with respect to any Relevant Product, (F) any suspension, rejection, refusal of, request to refile, modification of or any delay in obtaining, making or maintaining any regulatory application, filing, authorization or approval relating to any of Company’s products or product candidates, including any production or supply chain disruption affecting the research, testing, development or manufacture of any of Company’s products or product candidates, or (G) any determination or development relating to coverage, reimbursement or payor rules or policies applicable to, or pricing of, any Relevant Product (provided that the exceptions in this clause (xiii) shall not apply to any change, event, effect or occurrence to the extent resulting from (1) fraud, willful misconduct or any Willful Breach by the Company or (2) any failure by the Company or any Person acting on its behalf to comply in all material respects with applicable Law, including applicable good laboratory practice, good clinical practice and good manufacturing practice requirements); provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v), (viii), or (x) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the Company relative to other participants operating in the industries or markets in which the Company operates.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Option” means, as of any determination time, each option to purchase Company Common Shares that is outstanding and unexercised, whether granted under the Company Equity Plan or otherwise.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Company, including the Company Registered Intellectual Property.

“Company Preferred Share Conversion” has the meaning set forth in Section 2.4(b).

“Company Preferred Shares” means, collectively, the Company Series A Preferred Shares, Company Series B Preferred Shares, Company Series C Preferred Shares, Company Series D Preferred Shares and Company Series E Preferred Shares.

“Company Product” means each platform or product candidate that is being researched, tested, developed or manufactured by or on behalf of the Company as of the date of this Agreement.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of, the Company.

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Series A Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series A Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Series B Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series B Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Series C Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series C Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Series D Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series D Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Series E Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series E Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Shares” means, collectively, the Company Preferred Shares and the Company Common Shares.

“Company Stockholder Agreements” means, collectively, that certain Amended and Restated Investors’ Rights Agreement, dated as of August 31, 2026, by and among the Company and the Company Stockholders party thereto, that certain Amended and Restated Voting Agreement, dated as of August 31, 2026, by and among the Company and the Company Stockholders party thereto and that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of August 31, 2026, by and among the Company and the Company Stockholders party thereto.

“Company Stockholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.

“Company Stockholder Written Consent” has the meaning set forth in Section 5.13(b).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 5.13(b).

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of August 14, 2026, by and between the Company and TCGX.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” or “Contracts” means any written agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“DPA” has the meaning set forth in Section 4.19.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Domestication” has the meaning set forth in the recitals to this Agreement.

“Domestication Proposal” has the meaning set forth in Section 5.8.

“Effective Time” has the meaning set forth in Section 2.1(d)(ii).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement that the Company maintains, sponsors or contributes to, or under or with respect to which the Company has any Liability, other than any plan sponsored or maintained by a Governmental Entity.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, natural resources or human health or safety, or the generation, use, handling, treatment, storage, disposal, transportation, or Release of, or exposure to, Hazardous Substances.

“Equity Incentive Plan Proposal” has the meaning set forth in Section 5.8.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) which together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP Proposal” has the meaning set forth in Section 5.8.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.5(a).

“Exchange Agent Agreement” has the meaning set forth in Section 2.5(a).

“Exchange Fund” has the meaning set forth in Section 2.5(b).

“Exchange Ratio” means the quotient obtained by dividing (a) the Aggregate Transaction Share Consideration by (b) the number of Fully-Diluted Shares.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by the Company for its current or former employees, officers, directors or other individual service providers located outside of the United States.

“Forfeiture Shortfall” means the amount, if any, by which $161,000,000 exceeds Available Closing Cash; provided that in no event shall the Forfeiture Shortfall be greater than $36,000,000 or less than zero.

“Founder Shares” means the 2,156,250 TCGX Class B Shares held by the Sponsor and the Other Class B Shareholders.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement or in any certificate delivered pursuant to this Agreement (including Section 6.2(d)), (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement or such certificate is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement or such certificate, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“Fully-Diluted Shares” means, without duplication, (a) the aggregate number of Company Shares and any other shares of capital stock of the Company issued and outstanding as of immediately prior to the Effective Time, calculated on a fully diluted, as-converted-to-Company Common Shares basis in accordance with the Company Certificate of Incorporation, including shares issued upon the Company Preferred Share Conversion, plus (b) the aggregate number of Company Common Shares issuable upon the full exercise of Company Options outstanding as of immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles.

“Governing Document Proposal” has the meaning set forth in Section 5.8.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence and/or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and bylaws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Entity” means any (a) national, federal, state, local, municipal, foreign, or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private), or (d) any public international organization (such as the World Bank, United Nations).

“Hazardous Substance” means any material, substance or waste that is designated, listed, defined or classified as “hazardous” or “toxic” or as a “pollutant” or “contaminant” under, or regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum, petroleum products or byproducts, asbestos and asbestos-containing materials, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, radon and medical wastes (including regulated medical waste, biohazardous waste, infectious waste, and biomedical waste).

“Healthcare Laws” means all federal, state, or local health care Laws, each as amended, relating to the regulation of the Company, including but not limited to: (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. Section 301 et seq.); (ii) the Public Health Service Act (42 U.S.C. §§ 201 et seq.); (iii) the Controlled Substances Act (21 U.S.C.A. § 801 et seq.); (iv) the Medicare statute (Title XVIII of the Social Security Act); (v) the Medicaid statute (Title XIX of the Social Security Act), (vi) fraud and abuse, anti-kickback and false claims Laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the False Claims Act (31 U.S.C. §§ 3729-3733), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the Anti-Kickback Act of 1986 (41 U.S.C. §§ 51-58), the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a), the Exclusions Law (42 U.S.C. § 1320a-7), and all criminal Laws relating to health care fraud and abuse, including the criminal false statements Law (42 U.S.C. § 1320a-7b(a)) and 18 U.S.C. Sections 286 and 287; (vii) the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); the Health Insurance Portability and Accountability Act (42 U.S.C. §§ 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.) and their implementing regulations (collectively, “HIPAA”); (viii) all Laws regarding the manufacture or distribution of pharmaceutical or medical device products; (ix) all Laws regarding health record documentation or related record retention requirements; (x) all health information privacy Laws, including HIPAA; (xi) all similar federal, state or local Laws that address the subject matter of the foregoing; and all applicable implementing regulations, rules, ordinances and Orders related to any of the foregoing.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including earn-outs and seller notes (but excluding trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or similar instruments, in each case solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements and (g) obligations of any other Person of the type referred to in clauses (a) through (f) directly or indirectly guaranteed by such Person or secured by such Person’s assets, whether or not assumed.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of the foregoing

(collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; and (e) rights in or to Software or other technology; and (f) any other intellectual or similar proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“Investor Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“IPO” has the meaning set forth in Section 8.18.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Key Supporting Company Stockholders” has the meaning set forth in the recitals to this Agreement.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law, and, if applicable, fiduciary or similar duties), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Lookback Date” means January 1, 2024.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“Nasdaq Proposal” has the meaning set forth in Section 5.8.

“Non-Party Affiliate” has the meaning set forth in Section 8.13.

“Odyssey” means Odyssey Transfer and Trust Company.

“Officers” has the meaning set forth in Section 5.16(a).

“Open Source Software” means Software that is licensed, distributed, or otherwise made available as “free software” (as defined by the Free Software Foundation), or “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org), or under any similar licensing or distribution model.

“Ordinary Resolution” has the meaning given to such term in the Governing Documents of TCGX.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued, made or rendered by any Governmental Entity.

“Other Class B Shareholders” means the three independent directors of TCGX to whom the Sponsor transferred an aggregate of 90,000 Founder Shares prior to TCGX’s initial public offering.

“Other PIPE Investors” means the investors set forth on Annex A other than TCGX Fund III.

“Other TCGX Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of TCGX Shares entitled to vote thereon, whether in person or by proxy at the TCGX Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of TCGX and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, declarations of conformity, licenses, registrations, permits, variances, waivers, exemptions or certificates of, or issued or approved by, a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date, or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with the Company’s use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the business of the Company and do not prohibit or materially interfere with the Company’s use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by the Company of non-exclusive rights in non-material Intellectual Property Rights in the ordinary course of business consistent with past practice and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Permitted Sponsor Subscription” means (a) a subscription agreement for TCGX Shares entered into after the date of this Agreement between TCGX and TCGX Fund III, the Sponsor or any of their respective Affiliates or (b) an increase in the aggregate subscription amount under any Investor Subscription Agreement to which TCGX Fund III, the Sponsor or any of their respective Affiliates is a party, in each case substantially in the form attached hereto as Exhibit B and providing for a purchase price per TCGX Share of not less than the TCGX Share Value; provided, that any subscription amounts pursuant to clause (a) and any increases to subscription amounts pursuant to clause (b) shall not exceed $15,000,000 in the aggregate.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity or Governmental Entity.

“Personal Data” means any data or information in any form that directly or indirectly identifies, relates to, describes, or is reasonably capable of being associated with or linked to, a natural Person, and/or is considered “personally identifiable information,” “personal information,” “personal data,” “nonpublic personal information,” or any similar term by applicable Privacy Requirements.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“Pre-Closing TCGX Holders” means the holders of TCGX Shares at any time prior to the Effective Time, together with their successors and assigns.

“Pre-Money Equity Value” means $361,000,000.

“Privacy Laws” means Laws, regulatory guidance, and standards relating to privacy, data security, the Processing of Personal Data, data breach notification, website privacy policies and practices, HIPAA, and restrictions on access to Personal Data or other protected information (including the DOJ DSP Rule) that apply to the Company.

“Privacy Policy” has the meaning set forth in Section 3.20(a).

“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed as a percentage equal to (i) the total number of shares of Company Shares beneficially owned by such Company Stockholder immediately prior to the Effective Time, divided by (ii) the Fully-Diluted Shares.

“Proceeding” means any lawsuit, litigation, action, audit, investigation, examination, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means any operation or set of operations which is performed on information, including Personal Data, such as the collection, use, storage, processing, recording, organization, dissemination, distribution, adaption, alteration, transfer, retrieval, consultation, import, export, protection (including security measures), combination, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 8.18.

“Public Shareholders” has the meaning set forth in Section 8.18.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which the Company leases or sub-leases any real property.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of TCGX.

“Regulatory Permits” means all Permits granted or required by FDA or any comparable Governmental Entity to the Company, including investigational new drug applications, new drug applications, biologics license applications, clinical trial authorizations and ethical or institutional review board approvals or their national or foreign equivalents.

“Release” means any releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping, or disposing into or through the environment.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Company Financial Statements” means, collectively, (a) the Audited Financial Statements, (b) Unaudited Financial Statements and (c) each of the other financial statements or similar reports of the Company required, as a result of the passage of time or otherwise, to be included in the Registration Statement / Proxy Statement or any other filings to be made by TCGX or the Company with the SEC in connection with the transactions contemplated in this Agreement or any other Ancillary Document.

“Required Governing Document Proposal” means the Governing Document Proposal solely to the extent related to the amendments to the Governing Documents of TCGX set forth on Annex C attached hereto.

“Required TCGX Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of TCGX Shares entitled to vote thereon, whether in person or by proxy at the TCGX Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of TCGX and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Required Governing Document Proposal.

“Requisite Company Series E Majority” means the holders of a majority of the outstanding Company Series E Preferred Shares, which majority must include the Lead Investors (as such term is defined in that certain Series E Stock Purchase Agreement, dated as of August 31, 2026, by and among the Company and the other parties thereto).

“Rollover Option” has the meaning set forth in Section 2.4(a).

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and His Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the TCGX Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Security Incident” means any (i) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other Processing of Personal Data and/or confidential information, or access to or compromise of the Company’s IT Systems; (ii) accidental, unlawful or unauthorized occurrence or series of related occurrences on or conducted through the Company’s IT Systems that jeopardizes or impacts the confidentiality, integrity, or availability of the Company’s IT Systems or any Personal Data or confidential information stored or otherwise Processed therein; or (iii) occurrence that otherwise constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code or other format; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Special Resolution” has the meaning given to such term in the Governing Documents of TCGX.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Forfeiture Shares” means the number of Founder Shares (or, following the Domestication, the TCGX Shares into which such Founder Shares were converted pursuant to Section 2.1(a)(i)) determined as follows: (a) if there is no Forfeiture Shortfall, zero; (b) if the Forfeiture Shortfall is equal to $36,000,000, 539,062; and (c) in all other cases, the product (rounded to the nearest whole share) of (i) 539,062 multiplied by (ii) the quotient of (A) the Forfeiture Shortfall divided by (B) $36,000,000. In no event shall the Sponsor Forfeiture Shares exceed 539,062. By way of example, if Available Closing Cash is $153,800,000 (i.e., the Forfeiture Shortfall is $7,200,000), then the Sponsor Forfeiture Shares shall equal 20% of 539,062, or 107,812 Founder Shares; and if Available Closing Cash is $143,000,000 (i.e., the Forfeiture Shortfall is $18,000,000), then the Sponsor Forfeiture Shares shall equal 50% of 539,062, or 269,531 Founder Shares.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of Equity Securities entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Company” has the meaning set forth in Section 2.1(d)(i).

“Surviving Company Share” has the meaning set forth in Section 2.1(d)(vi).

“Tax” means any U.S. federal, state, local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed or required to be filed with any Governmental Entity.

“TCGX” has the meaning set forth in the introductory paragraph to this Agreement.

“TCGX Acquisition Proposal” means (a) any transaction or series of related transactions under which TCGX or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity, debt or similar investment in TCGX or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents, any Permitted Sponsor Subscription or the transactions contemplated hereby or thereby shall constitute a TCGX Acquisition Proposal.

“TCGX Board” means the board of directors of TCGX.

“TCGX Board Recommendation” has the meaning set forth in Section 5.8.

“TCGX Bylaws” has the meaning set forth in Section 2.1(a).

“TCGX Certificate of Incorporation” has the meaning set forth in Section 2.1(a).

“TCGX Class A Shares” means the Class A ordinary shares of US$0.0001 par value per share of TCGX.

“TCGX Class B Shares” means the Class B ordinary shares of US$0.0001 par value per share of TCGX.

“TCGX D&O Persons” has the meaning set forth in Section 5.14(a).

“TCGX Designee” has the meaning set forth in Section 5.16(c).

“TCGX Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by TCGX on the date of this Agreement.

“TCGX Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, a TCGX Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any TCGX Party, (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any TCGX Party pursuant to this Agreement or any Ancillary Document, (c) any filing fees in connection with any antitrust or other governmental approvals required in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Document and (d) any Transfer Taxes. Notwithstanding the foregoing or anything to the contrary herein, TCGX Expenses shall not include any Company Expenses.

“TCGX Financial Statements” means all of the financial statements of TCGX included in the TCGX SEC Reports.

“TCGX Fund III” has the meaning set forth in the recitals to this Agreement.

“TCGX Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers) and Section 4.6(a) and (b) (Capitalization of the TCGX Parties).

“TCGX Incentive Equity Plan” has the meaning set forth in Section 5.18.

“TCGX Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of any TCGX Party to consummate the Merger in accordance with the terms of this Agreement; provided, however, that none of the following shall be taken into account in determining whether a TCGX Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any TCGX Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any TCGX Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (vii) any TCGX Shareholder Redemption, in and of itself, and (viii) any change, event, effect or occurrence that is generally applicable to special purpose acquisition companies, except to the extent that any such change, event, effect or occurrence has or would reasonably be expected to have a disproportionate adverse effect on TCGX, relative to other similarly situated special purpose acquisition companies operating in the industries in which the TCGX Parties operate.

“TCGX Non-Party Affiliates” means, collectively, each TCGX Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any TCGX Related Party (other than, for the avoidance of doubt, any TCGX Party).

“TCGX Parties” means, collectively, TCGX and Merger Sub (and each, individually, a “TCGX Party”).

“TCGX Preference Shares” means the preference shares of US$0.0001 par value per share of TCGX.

“TCGX Redeeming Shares” means the TCGX Class A Shares in respect of which the eligible (as determined in accordance with the Governing Documents of TCGX) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) such holder’s TCGX Shareholder Redemption Right.

“TCGX Related Party” has the meaning set forth in Section 4.9.

“TCGX Related Party Transactions” has the meaning set forth in Section 4.9.

“TCGX SEC Reports” has the meaning set forth in Section 4.7.

“TCGX Share Value” means $10.00.

“TCGX Shareholder Approval” means, collectively, the Required TCGX Shareholder Approval and the Other TCGX Shareholder Approval.

“TCGX Shareholder Redemption” means the redemption by TCGX of TCGX Class A Shares pursuant to the exercise of the TCGX Shareholder Redemption Right.

“TCGX Shareholder Redemption Amount” means the aggregate amount payable with respect to all TCGX Redeeming Shares.

“TCGX Shareholder Redemption Right” means the right of the holders of TCGX Class A Shares to redeem all or a portion of their TCGX Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of TCGX.

“TCGX Shareholders Meeting” has the meaning set forth in Section 5.8.

“TCGX Shares” means (a) prior to the consummation of the Domestication, collectively, the TCGX Class A Shares, TCGX Class B Shares and TCGX Preference Shares and (b) from and after the consummation of the Domestication, shares of common stock, par value $0.0001 per share, of TCGX. Any reference to the TCGX Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Transaction Expenses” means, collectively, the Company Expenses and the TCGX Expenses.

“Transaction Litigation” has the meaning set forth in Section 5.2(d).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(b).

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid TCGX Expenses” means, without duplication, (i) the TCGX Expenses that are unpaid as of immediately prior to the Closing, (ii) any amounts due to the underwriters of TCGX’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement, (iii) the amount of any outstanding Indebtedness for borrowed money incurred by TCGX or its Subsidiaries from and after the date of this Agreement that is outstanding as of immediately prior to the Closing, and (iv) without duplication, any other unpaid amount of fees disclosed in Section 4.14 of TCGX Disclosure Schedules.

“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Option.

“Vested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is vested as of immediately prior to the Effective Time or will vest solely as a result of the consummation of the Merger.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, state or local Laws.

“Willful Breach” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

ARTICLE 2

MERGER

Section 2.1 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a) Redemptions; Domestication. At least one (1) Business Day prior to the Closing Date, TCGX shall cause the Domestication to occur in accordance with Section 388 of the DGCL and Part 12 of the Companies Act (Revised) of the Cayman Islands, including by filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to TCGX and the Company, together with the TCGX Certificate of Incorporation and completing and making all filings required to be made with the Registrar of Companies of the Cayman Islands to effect the Domestication. The TCGX Shareholder Redemptions shall occur immediately prior to the consummation of the Domestication. In connection with (and as part of) the Domestication, TCGX shall cause (i) each TCGX Class A Share, TCGX Class B Share and TCGX Preference Share that is issued and outstanding immediately prior to the Domestication (for the avoidance of doubt, after effecting the TCGX Shareholder Redemptions) to be converted into one share of common stock, par value $0.0001 per share, of TCGX, (ii) the Governing Documents of TCGX to become the certificate of incorporation, substantially in the form attached hereto as Exhibit F (with such changes as may be agreed in writing by TCGX and the Company, the “TCGX Certificate of Incorporation”), and the bylaws, substantially in the form attached hereto as Exhibit G (with such changes as may be agreed in writing by TCGX and the Company, the “TCGX Bylaws”) and (iii) TCGX’s name to be changed to “TriGemX Bio, Inc.”; provided, however, that in the case of clause (ii), each of the TCGX Certificate of Incorporation and the TCGX Bylaws shall be appropriately adjusted to give effect to any amendments to the Governing Documents of TCGX contemplated by the TCGX Certificate of Incorporation and the TCGX Bylaws that are not adopted and approved by the Pre-Closing TCGX Holders at the TCGX Shareholders Meeting (other than, for the avoidance of doubt, the amendments to the Governing Documents of TCGX that are contemplated by the Required Governing Document Proposal); provided, further, that if such name is not available in Delaware or TCGX is otherwise unable to change its name to “TriGemX Bio, Inc.” in Delaware, it shall cause its name to be changed to such other name mutually agreed to by TCGX and the Company. TCGX and its Representatives shall give the Company and its pertinent Representatives a reasonable opportunity to review any applicable documents, certificates or filings in connection with the Domestication and will consider, in good faith, any comments thereto. Following the consummation of the Domestication and prior to the Closing, the board of directors of TCGX will resolve to ratify and approve such matters as may be required to effect the transactions contemplated by this Agreement and any such other matters as the Company and TCGX may mutually agree.

(b) Immediately prior to the Effective Time, the Sponsor and the Other Class B Shareholders shall cause the Sponsor Forfeiture Shares, if any, to be forfeited and cancelled, in each case on the terms and subject to the conditions set forth in Section 3 of the Sponsor Letter Agreement.

(c) For the avoidance of doubt, the Founder Shares that are not forfeited as Sponsor Forfeiture Shares and the Private Placement Shares shall be converted into TCGX Shares on a one-for-one basis as part of the Domestication in accordance with Section 2.1(a)(i).

(d) The Merger.

(i) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, Merger Sub shall merge with and into the Company at the Effective Time. Following the Effective Time, and as a result of the Merger, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”).

(ii) At the Closing, the Parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger, in a form reasonably satisfactory to the Company and TCGX (the “Certificate of Merger”), to be executed and filed in accordance with the relevant provisions of the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by TCGX and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(iii) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and Section 251 of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case in accordance with the DGCL.

(iv) At the Effective Time, the Governing Documents of Merger Sub immediately prior to the Effective Time shall be the Governing Documents of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law.

(v) Prior to the Effective Time, TCGX and Merger Sub shall cause the individuals identified in writing by the Company prior to the Closing to be designated or appointed as the directors and officers of Merger Sub effective as of immediately prior to the Effective Time. At the Effective Time, the directors and officers of Merger Sub as of immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into one share of common stock, par value $0.0001, of the Surviving Company (each such share, a “Surviving Company Share”).

(vii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share (other than the Company Shares canceled and extinguished pursuant to Section 2.1(d)(viii) and any Company Dissenting Shares) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive a number of TCGX Shares equal to the Exchange Ratio. From and after the Effective Time, each Company Stockholder’s certificates (the “Certificates”), if any, evidencing ownership of the Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.

(viii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(ix) For purposes of calculating the aggregate number of TCGX Shares issuable to each Company Stockholder pursuant to the terms of Section 2.1(d)(vii), all Company Shares held by such holder shall be aggregated, and the Exchange Ratio shall be applied to that aggregate number of shares held by such holder, and not on a share-by-share basis, and the number of TCGX Shares to be issued shall be rounded down to the nearest whole share.

(x) If, between the date of this Agreement and the Closing, the outstanding TCGX Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of TCGX Shares will be appropriately adjusted to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement; provided, however, that this Section 2.1(d)(x) shall not (A) be construed to permit TCGX, Merger Sub or the Company to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement, or (B) apply to the Domestication or any other transactions expressly contemplated by this Agreement or any Ancillary Document to the extent consummated in accordance with the terms contemplated by this Agreement and/or such Ancillary Document, as applicable.

Section 2.2 Closing of the Merger. The closing of the Merger (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the date upon which the Closing actually occurs is referred to herein as “Closing Date”) or at such other place, date and/or time as TCGX and the Company may agree in writing.

Section 2.3 Allocation Schedule; TCGX Closing Statement.

(a) At least five (5) Business Days prior to the Closing Date, the Company shall deliver to TCGX an allocation schedule (the “Allocation Schedule”) setting forth (i) the number of Company Shares held by each Company Stockholder, including after giving effect to the Company Preferred Share Conversion, (ii) the number of Company Common Shares subject to each Company Option held by each holder thereof, as well as whether each such Company Option will be a Vested Company Option or an Unvested Company Option as of immediately prior to the Effective Time, and, in each case, the exercise price thereof, (iii) the number of TCGX Shares that will be subject to each Rollover Option and the exercise price thereof at the Effective Time, (iv) the Aggregate Transaction Share Consideration, the Fully-Diluted Shares and the Exchange Ratio, (v) each Company Stockholder’s Pro Rata Share of the Aggregate Transaction Share Consideration, and (vi) a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant to clauses (i) through (v) are true and correct in all respects as of immediately prior to the Effective Time. The Company will review any comments to the Allocation Schedule provided by TCGX or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by TCGX or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of TCGX Shares that each Company Stockholder will have a right to receive pursuant to Section 2.1(d)(vii) will be rounded down to the nearest whole share, (B) in no event shall the aggregate number of TCGX Shares set forth on the Allocation Schedule that are allocated in respect of the Equity Securities of the Company, including the TCGX Shares subject to the Rollover Options, exceed the Aggregate Transaction Share Consideration, (C) in no event shall the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of the Company, the Company Stockholder Agreements, the Company Equity Plan or any other Contract to which the Company is a party or bound and (D) the TCGX Parties and the Exchange Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Company Stockholders under this Agreement or under the Exchange Agent Agreement, as applicable.

(b) No later than the later of (x) one (1) Business Day following the expiration of the TCGX Shareholder Redemption Right deadline as set forth in TCGX’s Governing Documents and (y) one (1) Business Day prior to the Closing Date, TCGX shall deliver to the Company a written statement setting forth TCGX’s good faith estimate of: (i) the TCGX Shareholder Redemption Amount; (ii) the amount of cash available in the Trust Account (net of the TCGX Shareholder Redemption Amount); (iii) all Unpaid TCGX Expenses as of the Closing (which shall include the amounts and wire transfer instructions for the payment thereof); and (iv) the number of TCGX Shares outstanding as of immediately prior to the Effective Time, in each case after giving full effect to all valid exercises of the TCGX Shareholder Redemption Right (such written statement, the “TCGX Closing Statement”). TCGX will review any comments to the TCGX Closing Statement provided by the Company or any of its Representatives and consider in good faith any reasonable comments proposed by the Company or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, the Company and the Exchange Agent shall be entitled to rely upon the TCGX Closing Statement for purposes of allocating the Aggregate Transaction Share Consideration under this Agreement or under the Exchange Agent Agreement, as applicable, and determining the Sponsor Forfeiture Shares, if any, under this Agreement and the Sponsor Letter Agreement, as applicable.

Section 2.4 Treatment of Company Options and Company Preferred Shares.

(a) At the Effective Time, each outstanding and unexercised Company Option, whether vested or unvested, shall be assumed by TCGX and converted into an option to purchase TCGX Shares under the TCGX Incentive Equity Plan (each, a “Rollover Option”) in an amount equal to the product (rounded down to the nearest whole number) of the number of Company Common Shares subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, at an exercise price per TCGX Share (rounded up to the nearest whole cent) equal to the exercise price per Company Common Share divided by the Exchange Ratio; provided, however, that such conversion shall occur in a manner intended to comply with (A) the requirements of Section 409A of the Code and (B) in the case of any Rollover Option that is an incentive stock option, the requirements of Section 424 of the Code. Each Rollover Option shall remain subject to the same terms and conditions, including vesting, expiration and forfeiture provisions, that applied immediately prior to the Effective Time, except for changes required to reflect the Merger, the Exchange Ratio or applicable Law or the TCGX Incentive Equity Plan.

(b) On the Closing Date, prior to the Effective Time, the Company shall cause each Company Preferred Share that is issued and outstanding immediately prior to the Effective Time to be automatically converted into the applicable number of Company Common Shares in accordance with the Company Certificate of Incorporation (the “Company Preferred Share Conversion”), and each such Company Preferred Share shall no longer be issued and outstanding and shall automatically be canceled, extinguished, retired and shall cease to exist, and each holder of Company Preferred Shares shall thereafter cease to have any rights with respect to such Company Preferred Shares, other than, for the avoidance of doubt, with respect to the Company Common Shares into which such Company Preferred Shares have been converted and then as expressly provided herein.

(c) The Company Equity Plan shall terminate effective as of the Closing and from and after the Closing no additional grants shall be made under the Company Equity Plan, provided that each Company Option outstanding immediately prior to the Effective Time shall, at the Effective Time, be assumed by TCGX and converted into a Rollover Option that from and after the Effective Time is outstanding under the TCGX Incentive Equity Plan in accordance with this Section 2.4 and its governing terms.

(d) Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plan and the underlying award agreements to give effect to the provisions of this Section 2.4.

Section 2.5 Deliverables.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, TCGX shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) (it being understood and agreed that Odyssey (or any of its Affiliates) shall be deemed to be acceptable to the Company) and enter into an exchange agent agreement (the “Exchange Agent Agreement”) with the Exchange Agent for the purpose of exchanging Certificates, if any, representing Company Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Aggregate Transaction Share Consideration issuable in respect of such Company Shares pursuant to Section 2.1(d)(vii) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Odyssey is unable or unwilling to serve as the Exchange Agent, then TCGX and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (such agreement not to be unreasonably withheld, conditioned or delayed), TCGX shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent. The Company shall reasonably cooperate with TCGX and the Exchange Agent in connection with the appointment of the Exchange Agent, the entry into the Exchange Agent Agreement and the covenants and agreements set forth in this Section 2.5 (including the provision of any information, or the entry into any agreements or documentation, necessary or advisable in connection with any of the foregoing or otherwise required by the Exchange Agent Agreement for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby).

(b) At the Effective Time, TCGX shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 2.5, evidence of TCGX Shares in book-entry form representing the Aggregate Transaction Share Consideration issuable pursuant to Section 2.1(d)(vii). All such shares deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.”

(c) If any portion of the Aggregate Transaction Share Consideration is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Aggregate Transaction Share Consideration that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the reasonable satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(d) No interest will be paid or accrued on the Aggregate Transaction Share Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.5, each Company Share (other than, for the avoidance of doubt, the Company Shares canceled and extinguished pursuant to Section 2.1(d)(viii) or any Company Dissenting Shares) shall solely represent the right to receive a portion of the Aggregate Transaction Share Consideration to which such Company Share is entitled to receive pursuant to Section 2.1(d)(vii).

(e) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.

(f) Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to TCGX or as otherwise instructed by TCGX, and any Company Stockholder who has not exchanged its Company Shares for the applicable portion of the Aggregate Transaction Share Consideration in accordance with this Section 2.5 prior to that time shall thereafter look only to TCGX for the issuance of the applicable portion of the Aggregate Transaction Share Consideration, without any interest thereon. None of TCGX, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Aggregate Transaction Share Consideration remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of TCGX free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.6 Company Dissenting Shares. Notwithstanding anything to the contrary herein, any Company Shares for which a Company Stockholder (a) has not voted in favor of the Merger or consented to it in writing and (b) has demanded the appraisal of such Company Shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, such stockholders, the “Company Dissenting Stockholders”, and such shares, the “Company Dissenting Shares”) shall each not be converted into the right to receive a number of TCGX Shares equal to the Exchange Ratio pursuant to Section 2.1(d)(vii). From and after the Effective Time, (i) the Company Dissenting Shares shall be canceled and extinguished and shall cease to exist and (ii) the Company Dissenting Stockholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of TCGX, the Surviving Company or any of their respective Affiliates; provided that if any Company Dissenting Stockholder effectively withdraws or loses such appraisal rights (whether through failure to perfect such appraisal rights or otherwise), then the Company Shares held by such Company Dissenting Stockholder (A) shall no longer be deemed to be Company Dissenting Shares and (B) shall be treated as if they had each been converted automatically at the Effective Time into the right to receive a number of TCGX Shares equal to the Exchange Ratio in accordance with Section 2.1(d)(vii). Each Company Dissenting Stockholder who becomes entitled to payment for its Company Dissenting Shares pursuant to the DGCL shall receive payment thereof from the Company in accordance with the DGCL. The Company shall give TCGX prompt notice of any written demands for appraisal of any Company Share, attempted withdrawals of such demands and any other documents or instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and TCGX shall, at its sole cost and expense, have the opportunity to participate in, but not control, all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of TCGX (which consent shall not be unreasonably withheld, conditioned or delayed), settle, or make any payment, or deliver any consideration, with respect to, any such demand.

Section 2.7 Withholding. TCGX, the Company and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable in connection with this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. Such deducting or withholding party shall timely remit (or cause to be timely remitted) any such deducted or withheld amounts to the applicable Governmental Entity. To the extent that amounts are so deducted or withheld and remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the TCGX Parties, in each case, as of the date of this Agreement, as follows:

Section 3.1 Organization and Qualification.

(a) The Company is a corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of organization, incorporation or formation (as applicable) for the Company. The Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of the Company and each of the Company Stockholder Agreements has been made available to TCGX, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Stockholder Agreements are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents or the Company Stockholder Agreements.

(c) The Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2 Capitalization.

(a) Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, and (iii) with respect to each Company Option, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, (D) any applicable vesting schedule (including acceleration provisions) and (E) whether such Company Option is intended to be an incentive stock option. All of the Equity Securities of the Company (including each Company Share issued or issuable in connection with or as a result of the Company Preferred Share Conversion) have been duly authorized and validly issued, including in accordance with applicable securities Laws. All of the outstanding Company Shares are fully paid and non-assessable. The Equity Securities of the Company (including each Company Share issued or issuable in connection with or as a result of the Company Preferred Share Conversion) (1) were not issued in violation of the Governing Documents of the Company, the Company Stockholder Agreements or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in all material respects in compliance with applicable Law, including Securities Laws. Except for the Company Options set forth on Section 3.2(a) of the Company Disclosure Schedules or the Company Options either permitted by Section 5.1(b) or issued, granted or entered into in accordance with Section 5.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

(b) Each Company Option was validly granted or issued and properly approved by the Company’s board of directors (or appropriate committee thereof) in accordance with the terms of the Company Equity Plan. Each Company Option has been granted with an exercise price that was no less than the fair market value of the underlying equity securities of the Company on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code.

(c) The Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Stockholder Agreements). Except for the Company Stockholder Agreements, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(d) The Company does not have any Subsidiaries.

(e) Except as set forth in the Company Stockholder Agreements, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities between the Company and any other Person.

(f) The Company does not own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and the Company is not a partner or member of any partnership, limited liability company or joint venture.

(g) Section 3.2(g) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Company as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which holders of Company Shares may vote.

(h) Section 3.2(h) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Company.

(i) There are no debt instruments outstanding convertible into or otherwise entitling the holder thereof to any of the Company’s Equity Securities.

Section 3.3 Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Stockholder Written Consent (including the approval of the Requisite Company Series E Majority), the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party, the performance of the Company’s obligations hereby and thereby and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or is contemplated to be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The affirmative vote or written consent of (i) the holders of a majority of the voting power of the outstanding Company Shares, voting together as a single class on an as-converted basis, and (ii) the Requisite Company Series E Majority, in each case, as delivered pursuant to the Company Stockholder Written Consent, is the only vote, consent or approval of the holders of any class or series of capital stock or other Equity Securities of the Company (whether under the DGCL, the Company’s Governing Documents, the Company Stockholder Agreements or otherwise) required to approve and adopt this Agreement, the Ancillary Documents to which the Company is or is contemplated to be a party, the performance of the Company’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (including the Merger). The Company Preferred Share Conversion shall occur automatically in connection with the Merger pursuant to the Company’s Governing Documents without any further vote, consent or action of any holder of Company Preferred Shares.

(b) The Company Board has duly adopted resolutions (a) determining that entry into this Agreement and the other Ancillary Documents to which the Company is party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (b) approving this Agreement, such other Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (c) directing that this Agreement be submitted to the Company Stockholders entitled to vote thereon for adoption thereby and resolving to make the Company Board Recommendation, which resolutions have not been subsequently withdrawn or modified in a manner adverse to TCGX or Merger Sub.

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to TCGX a true and complete copy of the audited balance sheets of the Company as of December 31, 2024 and December 31, 2025 and the related audited statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Company for each of the periods then ended, which are attached as Section 3.4(a) of the Company Disclosure Schedules (the “Audited Financial Statements”). The Audited Financial Statements (including the notes thereto) (A) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (B) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (C) were audited in accordance with the standards of the AICPA and contain an unqualified report of the Company’s auditors, and (D) were prepared from and accurately reflect the books and records of the Company.

(b) The unaudited balance sheets of the Company as of June 30, 2026 (the “Latest Balance Sheet”) and the related unaudited statements of operations and comprehensive loss, and cash flows of the Company for each of the six (6)-month periods then ended (the “Unaudited Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.17, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (iii) will comply in all material respects with the applicable accounting requirements, and (iv) will be prepared from and accurately reflect the books and records of the Company.

(c) Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which are Liabilities directly or indirectly related to a breach of Contract, breach of warranty, tort, infringement, Proceeding or violation of, or non-compliance with, Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this

Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company does not have any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

(d) The Company has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance (i) that all transactions are executed in accordance with management’s authorization, (ii) that all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s assets, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. The Company maintains and, for all periods covered by the Financial Statements, has maintained books and records of the Company in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company in all material respects.

(e) Since the Lookback Date, the Company has not received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Company, (ii) a “material weakness” in the internal controls over financial reporting of the Company or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (ii) the filing of the Certificate of Merger or (iii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to have a Company Material Adverse Effect.

(b) None of the execution or delivery by the Company of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Company’s Governing Documents, (ii) to the Company’s knowledge result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract to which the Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of the Company, except, in the case of any of clauses (ii) through (iv) above, as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Permits. The Company holds, and when required since the Lookback Date has held, all Permits that are required under any Law to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company (the “Material Permits”). Each Material Permit is in full force and effect in accordance with its terms, no written notice of suspension, limitation, revocation, cancellation, modification or termination of any Material Permit has been received by the Company, the Company is and, since the Lookback Date or since the date of issuance of such Material Permit (whichever period is shorter), has been in compliance in all material respects with its obligations under, and the terms of, each Material Permit, and there is no Proceeding pending or, to the Company’s knowledge, threatened that would reasonably be expected to result in the suspension, limitation, revocation, cancellation, modification or termination of any Material Permit.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which the Company is a party as of the date of this Agreement, excluding any Employee Benefit Plan (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness for borrowed money of the Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of the Company;

(ii) any Contract under which the Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $2,000,000;

(iii) any Contract under which the Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $2,000,000;

(iv) (A) any joint venture or partnership Contract and (B) any profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from the Company in excess of $5,000,000 over the life of the Contract;

(v) any Contract (A) pursuant to which any third party grants to the Company a license, a covenant not to sue, assert, or enforce, an option, right of purchase or first or last refusal, or other right in or to any material Intellectual Property Rights owned by such third party, but excluding (1) non-exclusive licenses of uncustomized Software that is commercially available to the public generally with aggregate one-time or annual license, maintenance, support and other fees of $2,000,000 or less, and (2) Contracts under which a non-exclusive license is granted to the Company that is incidental to the receipt of services or deliverables; or (B) pursuant to which the Company grants to any third party a license, covenant not to sue, assert, or enforce an option, right of purchase or first or last refusal, right of first negotiation, or other right in or to any material Company Owned Intellectual Property, but excluding (1) non-exclusive licenses granted by the Company in the ordinary course of business, and (2) Contracts under which a non-exclusive license is granted by the Company that is incidental to the receipt of services or deliverables; for clarity, non-exclusive licenses that are excluded under clauses (A)(2) and (B)(2) hereof include customary cross-licenses, licenses to background Intellectual Property Rights, and material transfer agreements, in each case entered into with contract research organizations, contract development organizations, contract manufacturing organizations, consultants or other service providers in the ordinary course of business;

(vi) any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of TCGX or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of the Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer, in each case, in any material respect or that would so limit or purports to limit in any material respect, TCGX or any of its Affiliates after the Closing;

(vii) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Company in an amount in excess of (A) $2,000,000 annually or (B) $5,000,000 over the life of the agreement;

(viii) any Contract requiring the Company to guarantee the Liabilities of any Person (other than the Company) or pursuant to which any Person (other than the Company) has guaranteed the Liabilities of the Company, in each case in excess of $2,000,000;

(ix) any Contract under which the Company has, directly or indirectly, made or agreed to make any material loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(x) any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(xi) any Contract with any Person (A) pursuant to which the Company (or TCGX or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which the Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product;

(xii) any Contract (A) of employment with any current officer, employee or individual independent contractor of the Company whose annual base compensation exceeds $375,000 other than such Contracts that are terminable at-will without contractual severance or advance notice, or (B) providing for any material Change of Control Payment of the type described in clause (a) of the definition thereof;

(xiii) any Contract for the disposition of any material portion of the assets or business of the Company or for the acquisition by the Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which the Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiv) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement in excess of $100,000 in any single instance or in excess of $500,000 in the aggregate, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any limitations or restrictions on the Company (or TCGX or any of its Affiliates after the Closing) from engaging or competing in any line of business in any jurisdiction; and

(xv) any other Contract the performance of which requires either (A) annual payments to or from the Company in excess of $2,000,000 or (B) aggregate payments to or from the Company in excess of $5,000,000 over the life of the agreement and, in each case, that is not terminable by the Company without penalty upon less than thirty (30) days’ prior written notice.

(b) (i) Each Material Contract is valid and binding on the Company and, to the knowledge of the Company, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against the Company and, to the Company’s knowledge, the counterparties thereto, (ii) the Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or default under, any Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any Material Contract by the Company or, to the Company’s knowledge, the counterparties thereto. The Company has made available to TCGX true and complete copies of all Material Contracts in effect as of the date hereof (other than purchase orders, invoices, and similar confirmatory or administrative documents that are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts and that, in each case, do not contain any material executory or continuing terms, conditions, obligations or rights).

Section 3.8 Absence of Changes. During the period beginning on January 1, 2026 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) the Company has not taken any action that would require the consent of TCGX if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(iv)(A), Section 5.1(b)(viii), Section 5.1(b)(xi), Section 5.1(b)(xiv) or Section 5.1(b)(xv).

Section 3.9 Litigation. There is (and since the Lookback Date there has been) no Proceeding pending or, to the Company’s knowledge, threatened against the Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Company. Neither the Company nor any of its properties or assets is subject to any material Order. As of the date hereof, there are no material Proceedings by the Company pending against any other Person.

Section 3.10 Compliance with Applicable Law. The Company (a) conducts (and since the Lookback Date has conducted) its business in compliance with all Laws and Orders applicable to the Company and is not in violation of any such Law or Order and (b) has not received any written communications or, to the Company’s knowledge, any other communications from a Governmental Entity that alleges that the Company is not in compliance with any Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 3.11 Employee Plans.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction). With respect to each material Employee Benefit Plan, the Company has provided TCGX with true and complete copies of: (i) the Employee Benefit Plan (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and material modifications thereto; (iii) the most recent Form 5500 filings and nondiscrimination testing results, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the most recent determination letter (or opinion letter) received from the Internal Revenue Service, if any; (vi) the most recent actuarial valuation; (vii) all material or non-routine communications with any Governmental Entity within the last three (3) years; and (viii) a written description of the material terms of any Employee Benefit Plan that is not set forth in a written document.

(b) The Company has no Liability with respect to or under, and neither the Company nor any of its ERISA Affiliates sponsors, maintains, administers, contributes to or has any Liability to, or within the preceding six (6) years has sponsored, maintained, administered or contributed to, or had any Liability (whether direct or indirect, absolute or contingent and including on account of any ERISA Affiliate): (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. The Company has no Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full cost of coverage or for not more than one (1) month following a termination of employment pursuant to the terms of an Employee Benefit Plan in effect as of the date hereof and set forth in Section 3.11(a) of the Company Disclosure Schedules. The Company has no material Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Employee Benefit Plan is and has been operated, administered, maintained, and funded at all times in compliance with its terms and all applicable Laws in all material respects, including ERISA and the Code. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service, and to the Company’s knowledge there are no circumstances that could reasonably be expected to result in a revocation of such letter. The Company has not incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d) As of the date of this Agreement, there are no pending or, to the Company’s knowledge, threatened in writing claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company.

(f) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of the Company under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(g) The Company has no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

(h) Each Employee Benefit Plan that is subject to Section 409A of the Code in all material respects has been administered in compliance, and is in documentary compliance, with the applicable provisions of Section 409A of the Code and the regulations thereunder.

(i) Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities. All material contributions required to have been made by or on behalf of the Company with respect to plans or arrangements maintained or sponsored a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued. The Company has never been a participating employer of a defined benefit or final salary pension scheme in the United Kingdom, including without limitation, party to any guarantee, indemnity, arrangement or agreement of any kind relating to the funding of any defined benefit scheme or which could give rise to any payment or contribution liability or any other liability of any kind to or in relation to any defined benefit or final salary pension scheme.

Section 3.12 Environmental Matters. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company:

(a) the Company is and, since the Lookback Date, has been in compliance with all Environmental Laws, including by timely possessing and complying with the terms and conditions of, and, to the extent applicable, filing timely applications to renew, all Material Permits required under Environmental Laws;

(b) the Company has not received any written communication or, to the Company’s knowledge, other communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, a failure to comply in any respect with, or Liability or alleged Liability pursuant to, any Environmental Laws;

(c) the Company is not subject to any outstanding Order, nor, to the Company’s knowledge, has any Order been threatened by any Governmental Entity, concerning alleged non-compliance with or Liability under Environmental Laws;

(d) there is (and since the Lookback Date there has been) no Proceeding pending or, to the Company’s knowledge, threatened against the Company pursuant to Environmental Laws;

(e) there have been no Releases of Hazardous Substances by the Company or, to the Company’s knowledge, by any other Person, at or from any properties that are currently owned, operated, leased or used by the Company, or to the Company’s knowledge, at properties that were formerly owned, operated, leased or used by the Company, that are reasonably likely to cause the Company to incur Liability pursuant to any Environmental Law;

(f) the Company has not manufactured, released, treated, stored, disposed of, arranged for the disposal of, transported, handled, or exposed any Person to, any Hazardous Substances; and

(g) the Company has not assumed by contract any Liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any claim, demand, suit or action threatened or asserted by any Person for any Liability under any Environmental Law or relating to any Hazardous Substances.

(h) The Company has made available to TCGX copies of all environmental assessments, audits and reports and all other material environmental, health and safety documents that are in the Company’s possession or control relating to the current or former operations, properties or facilities of the Company and the Company’s business (including Phase I and Phase II environmental site assessments).

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all issued or pending Company Registered Intellectual Property and (ii) Company Licensed Intellectual Property, in each case, as of the date of this Agreement. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property and Registered Intellectual Property comprising Company Licensed Intellectual Property (A) the record (and, if different, beneficial) owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b) All necessary fees and filings with respect to any Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect. There are no material Proceedings, including litigation, interference, re-examination, inter partes review, reissue, opposition, nullity, or cancellation proceedings, pending that relate to any Company Registered Intellectual Property and no such material Proceedings have been threatened by any Governmental Entity or any other Person (in writing, or to the Company’s knowledge, otherwise).

(c) The Company exclusively owns all right, title and interest in and to all material Company Owned Intellectual Property free and clear of all Liens or obligations to others (other than Permitted Liens). To the Company’s knowledge, the Company has valid and enforceable rights under all Company Licensed Intellectual Property free and clear of all Liens (other than Permitted Liens). None of the foregoing shall be interpreted as a representation or warranty regarding the infringement of Intellectual Property Rights of any third party. For all Patents owned by the Company, each inventor on such Patent has assigned their rights to the Company. All Persons who have created any material Intellectual Property Rights in the course of their work or service for or on behalf of the Company have assigned all of their right, title and interest in or to such Intellectual Property Rights to the Company (except to the extent ownership of such Intellectual Property Rights vests in the Company by operation of Law). The Company has not (i) transferred ownership of any material Company Owned Intellectual Property to any other Person, (ii) granted any exclusive license with respect to any material Company Owned Intellectual Property or material Company Licensed Intellectual Property to any other Person or (iii) granted any customer the right to use any material Company Product or service on anything other than a non-exclusive basis.

(d) The Company Owned Intellectual Property and the Company Licensed Intellectual Property constitute (i) all of the Intellectual Property Rights used or held for use by the Company in the operation of its business as of the date of this Agreement, and (ii) to the Company’s knowledge, all Intellectual Property Rights necessary and sufficient to enable the Company to conduct its business as currently conducted in all material respects; provided that the foregoing shall not be interpreted as a representation or warranty regarding infringement of the Intellectual Property Rights of any third party. The Company Registered Intellectual Property, and to the Company’s knowledge the Registered Intellectual Property comprising the Company Licensed Intellectual Property, are subsisting, and to the knowledge of the Company, are valid and enforceable. To the Company’s knowledge, all of the Company’s rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property and the Company Licensed Intellectual Property are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(e) The Company has taken all commercially reasonable steps designed to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned or held by the Company. Without limiting the foregoing, the Company has not disclosed any such trade secrets, know-how or confidential information to any other Person unless such Person was bound to maintain the confidentiality thereof under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information owned or held by the Company, or of any written obligations with respect thereto.

(f) None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except in each case as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(g) To the Company’s knowledge, neither the conduct of the business of the Company nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, misappropriates, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person, except in each case as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(h) Since the Lookback Date, there has been no Proceeding pending, nor has the Company received any written communications, (i) alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting the Company to take a license under any Patent based on the assertion that any such Patent would be infringed by the exploitation of any products or services of the Company or by the conduct of the business of the Company.

(i) To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or otherwise violating any Company Owned Intellectual Property in any material respect. Since the Lookback Date, the Company has not made any written claim against any Person alleging any infringement, misappropriation, or other violation of any Company Owned Intellectual Property in any material respect.

(j) The Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by the Company and/or its employees in connection with the Company’s business as currently conducted, except in each case as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. The Company has not disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that constitutes Company Owned Intellectual Property, and to the Company’s knowledge no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code that constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of the Company subject to confidentiality obligations with respect thereto.

(k) Section 3.13(k) of the Company Disclosure Schedules sets forth all material Open Source Software that is incorporated or embedded in any proprietary Software of the Company by the Company as of the date of this Agreement. To the Company’s knowledge, the Company has not accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a product or service offered by the Company or is otherwise considered Company Owned Intellectual Property and that is distributed outside of the Company, or is otherwise used in a manner that may trigger or subject the Company to any obligations set forth in the license for such Open Source Software, any Open Source Software, in whole or in part, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires the Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of the Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 3.14 Labor Matters.

(a) The Company is in material compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment, worker classification, prohibited discrimination, equal employment opportunities, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages and hours (including overtime wages), compensation and hours of work. Since the incorporation of the Company, (i) the Company (A) has not had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has not had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of the Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Company has withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of the Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Company. The Company is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or governmental authority with respect to employment practices. The services provided by each current employee are terminable at the will of the Company and any such termination would result in no Liability to the Company. The Company has no material Liability, or to the knowledge of the Company, threats or claims of material Liability, with respect to any misclassification of: (1) any independent contractor rather than as an employee, (2) any employee leased from another employer, or (3) any employee currently or formerly classified as exempt from overtime wages.

(b) Since the incorporation of the Company, there has been no “mass layoff” or “plant closing” as defined by WARN related to the Company, and the Company has not incurred any material Liability under WARN nor will it incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(c) The Company is not and has never been a party to or bound by any collective bargaining agreements or other agreements with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group, nor to the knowledge of the Company is there any duty on the part of the Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group. Since the Lookback Date, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting the Company. To the Company’s knowledge, since the Lookback Date, there have been no labor organizing activities with respect to any employees of the Company.

(d) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Company has occurred within the past six (6) months or is currently contemplated, planned or announced. The Company is not aware that any of its employees or contractors intend to terminate their employment with the Company.

(e) No allegations of discrimination, sexual harassment, sexual misconduct or retaliation while employed by, or providing services to, the Company have been made against any employee (in their capacity as such), and the Company has not entered into any settlement agreement or conducted any investigation related to allegations of discrimination, sexual harassment, sexual misconduct or retaliation by or regarding any employee or other representative of the Company (in their capacity as such). To the extent required by applicable Law, the Company has established and distributed to its employees a policy against harassment and a complaint procedure, and it has required all current employees, independent contractors and advisors to undergo anti-harassment training.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to TCGX. As of the date of this Agreement, no claim by the Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 3.16 Tax Matters.

(a) The Company has prepared and timely filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and the Company has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) The Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

(c) The Company is not currently the subject of a Tax audit or examination with respect to material Taxes. The Company has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) The Company has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any Tax Authority with respect to the Company, which agreement or ruling would be effective after the Closing Date.

(f) The Company is not, nor has it been, a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for material Taxes on any assets of the Company other than Permitted Liens.

(h) During the two (2)-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i) The Company (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return and (ii) does not have any material Liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k) The Company is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) or a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) The Company is tax resident only in its jurisdiction of organization, incorporation, or formation, as applicable.

(m) The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(n) The Company has not taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date of any TCGX Party, a TCGX stockholder or any of their respective Affiliates, in each case not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment.

Section 3.17 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which the Company has any obligation.

Section 3.18 Real and Personal Property.

(a) Owned Real Property. The Company does not own any real property.

(b) Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by the Company (the “Leased Real Property”) and all Real Property Leases pursuant to which the Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to TCGX. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the Company party thereto, enforceable in accordance with its terms against the Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by the Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any counterparty to any Real Property Lease. The Company’s possession and quiet enjoyment of the Leased Real Property under any Real Property Lease has not been materially disturbed, and to the Company’s knowledge there are no material disputes with respect to any Real Property Lease. Except as set forth in Section 3.18(b) of the Company Disclosure Schedules, as of the date hereof, the Company has not (i) subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; or (ii) collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein.

(c) Personal Property. The Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Company reflected in the Financial Statements or thereafter acquired by the Company, except for assets disposed of in the ordinary course of business.

Section 3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) the Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) the Company entered into in the ordinary course of business, (ii) Contracts with respect to a Company Stockholder’s or a holder of Company Options’ status as a holder of Equity Securities of the Company and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in the Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, vendor, partner, customer, lessor or other material business relation of the Company, (C) is a supplier or vendor, (D) owes any material amount to, or is owed any material amount by, the Company (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions”.

Section 3.20 Data Privacy and Security.

(a) The Company, and to the Company’s knowledge, all third parties Processing Personal Data on behalf of, and/or sharing Personal Data with, the Company (collectively, “Data Partners”), materially comply and have at all times since the Lookback Date materially complied with all applicable (i) Privacy Laws, (ii) policies, notices, and/or statements related to privacy, security or the Processing of Personal Data (each, a “Privacy Policy”), and (iii) contractual commitments related to privacy, security, or the Processing of Personal Data (collectively, the “Privacy Requirements”). The Company has at all times provided a Privacy Policy to individuals prior to the collection of any Personal Data, and all such Privacy Policies are and have at all times been, in all material respects, accurate, consistent and complete and not misleading or deceptive, including by omission. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby do not and will not materially conflict with or result in a material breach of any Privacy Requirements or otherwise prohibit the transfer of Personal Data to TCGX.

(b) The Company has implemented and complies with procedures for conducting due diligence on all Data Partners to assess their information security program and compliance with Privacy Laws before allowing them to access, receive or otherwise Process Personal Data. The Company has at all times had contracts in place with all Data Partners which impose on such Data Partners obligations related to privacy, security, and the Processing of Personal Data that, at a minimum, comply with Privacy Requirements. The Company takes commercially reasonable steps to monitor all Data Partners to verify their compliance with Privacy Requirements.

(c) The Company has at all times implemented, maintained, and complied with, and required all Data Partners to at all times implement, maintain and comply with, technical, physical, and organizational measures and a written information security program, in each case, materially compliant with Privacy Requirements and designed to protect Personal Data, confidential information, and the Company’s IT Systems against Security Incident. The Company regularly tests its written information security program by conducting security audits, penetration tests, and/or vulnerability scans, and the Company has not identified any medium, high, or critical vulnerabilities that have not been fully remediated. Neither the Company, nor any Data Partner Processing Personal Information on behalf of the Company, has experienced any Security Incidents.

(d) In relation to any Security Incident and/or actual, alleged, or potential violation of a Privacy Requirement, neither the Company nor any Data Partner has (i) notified or been required to notify any Person, (ii) received any notice of any pending Proceedings, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Person.

(e) The Company owns or has a license to use the Company IT Systems as necessary to operate its business as currently conducted. The Company IT Systems (i) operate and perform, and have been maintained, in all material respects as required for the conduct of the business of the Company, (ii) since the Lookback Date, have not experienced any malfunctions or outages that caused a material disruption to the conduct of the business of the Company, and (iii) are sufficient for the immediate and reasonably foreseeable needs of the conduct of the business of the Company. The Company (x) employs and maintains commercially reasonable measures to protect the integrity and security of the Company IT Systems (and the data stored or contained therein or processed thereby) against any defect, bugs, malware or virus, unauthorized use, access, interruption, modification and corruption, and (y) has implemented and maintains commercially reasonable data backup, data storage, system redundancy, business continuity, and disaster avoidance and recovery plans, procedures and systems with respect to the Company IT Systems, in each case consistent with industry practice and in material compliance with all applicable contractual obligations.

Section 3.21 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Company, any of its respective officers, directors, or employees or, to the Company’s knowledge, any of its other Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the Lookback Date, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or ordinarily resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, Cuba, Iran, North Korea, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, collectively, “Sanctioned Countries”); (iii) an entity 50% or more owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) – (iii) or any Sanctioned Country in violation of Sanctions and Export Control Laws; or (v) otherwise engaged in any direct or indirect transactions or dealings in violation of Sanctions and Export Control Laws.

(b) In the past five (5) years, neither the Company, any of its respective officers, directors, or employees or, to the Company’s knowledge, any of its other Representatives, or any other Persons (in each case, while acting for or on behalf of any of the foregoing) has, directly or indirectly, violated any Anti-Corruption Laws.

(c) In the past five (5) years, neither the Company, any of its respective officers, directors, or employees or, to the Company’s knowledge, any of its other Representatives, or any other Persons (in each case, while acting for or on behalf of any of the foregoing) has, directly or indirectly, (i) made, offered, promised, paid, authorized, solicited, requested, or received any unlawful bribes, kickbacks or other similar payments or anything of value to or from any Person, including any government official: (A) to influence any official act or decision of a government official; (B) to induce a government official to do or omit to do any act in violation of a lawful duty; (C) to induce a government official to influence the act or decision of a Governmental Entity; (D) to secure any improper business advantage; or (E) to obtain or retain business in any way related to the Company, (ii) made or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, solicited, authorized, promised or paid any improper payment or anything of value under any Anti-Corruption Laws.

(d) To the Company’s knowledge, neither the Company, any of its respective officers, directors, or employees or any of its other Representatives (acting in their capacity as such) has been the subject of any actual, suspected, or threatened allegations, investigations (internal or governmental), litigation, voluntary or directed disclosures to any Governmental Entity, or whistleblower reports in any way related to the Anti-Corruption Laws.

Section 3.22 Information Supplied.

None of the information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing TCGX Holders or at the time of the TCGX Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.23 Regulatory Compliance.

(a) The Company holds, and since the Lookback Date has held, all Regulatory Permits that are necessary for it to conduct its business. The Company is, and since the Lookback Date has been, in compliance in all material respects with all Regulatory Permits, and to the knowledge of the Company, no event, circumstance or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of the Company to be in compliance in all material respects with the terms of any such Regulatory Permit. To the knowledge of the Company, (i) no Governmental Entity is considering limiting, suspending or revoking any Regulatory Permit and (ii) each third party that is a manufacturer, contractor or agent for the Company is in compliance in all material respects with all Regulatory Permits required by all applicable Healthcare Laws insofar as they reasonably pertain to the Company Products.

(b) All Company Products are being, and since the Lookback Date have been, developed, tested, investigated, manufactured, prepared, packaged, labeled and distributed in compliance in all material respects with the applicable requirements and Laws of the FDA and any comparable Governmental Entity.

(c) The clinical trials conducted by or on behalf of the Company are being and have been conducted in all material respects in accordance with all applicable clinical trial protocols, informed consents and applicable requirements and Laws of the FDA and any comparable Governmental Entity.

(d) No Company Products have been seized, withdrawn, recalled, detained or subject to a suspension (other than in the ordinary course of business) of research, manufacturing or distribution. As of the date of this Agreement, no Proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention or seizure of any Company Product are pending or, to the Company’s knowledge, threatened in writing against the Company, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(e) Neither the Company, any of its respective directors, managers, officers, employees, nor to the knowledge of the Company, any agents or independent contractors, including clinical trial investigators, coordinators, or monitors (i) have been excluded, debarred, suspended or are otherwise ineligible for participation in any federal healthcare program (including Medicare or Medicaid) and/or any other healthcare program or reimbursement Contract or pursuant to 21 U.S.C. § 335a and similar Laws, (ii) have been listed on the General Services Administration System for Award Management Exclusion List or the Office of Inspector General List of Excluded Individuals/Entities, (iii) have received notice from the FDA, any other Governmental Entity and/or any federal healthcare program and/or any other healthcare program or reimbursement Contract that it is the subject of a Proceeding that could reasonably be expected to result in exclusion, debarment, suspension, disqualification or restriction or (iv) have been convicted of any crime or engaged in any conduct for which (A) debarment is mandated or permitted by 21 U.S.C. § 335a or (B) such Person could be excluded from participating in the federal healthcare programs under Section 1128 of the Social Security Act or any similar Law. To the knowledge of the Company, no officer, employee or agent of the Company has (x) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity; (y) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity; or (z) committed an act, made a statement or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Entity to refuse to grant or to suspend, revoke, cancel, or materially modify a Regulatory Permit for any Company Product.

(f) The Company is in compliance, and since the Lookback Date has been in compliance, with all applicable Healthcare Laws, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. Since the Lookback Date, the Company has not received any written communications or, to the Company’s knowledge, any other communications from a Governmental Entity that alleges that the Company is not in compliance with any Healthcare Law. There have been no Proceedings or Orders, and no such Proceedings are pending or threatened in writing against the Company related to compliance with Healthcare Laws, product liability for the Company Products or the Company’s services. To the Company’s knowledge, the Company does not have any Liability for failure to comply with any Healthcare Laws.

(g) The Company is not a party to, nor has any ongoing reporting, disclosure or compliance obligations pursuant to or under, any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, non-prosecution agreements, consent decrees, settlement Orders, or similar Contracts with or imposed by any Governmental Entity.

Section 3.24 CFIUS.

The Company (i) does not produce, design, test, manufacture, fabricate, or develop any critical technologies as defined in 31 C.F.R. § 800.215; (ii) does not perform the functions as set forth in column 2 of appendix A to 31 C.F.R. Part 800 with respect to covered investment critical infrastructure as defined in 31 C.F.R. § 800.212; and (iii) does not maintain or collect sensitive personal data, and has no demonstrated business objective to do so in the future, as described in 31 C.F.R. § 800.241, and, therefore, the Company is not a “TID U.S. business” as defined in 31 C.F.R. § 800.248.

Section 3.25 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the TCGX Parties and (ii) it has been furnished with or given access to such documents and information about the TCGX Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any TCGX Party, any TCGX Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the TCGX Parties, any TCGX Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.26 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY TCGX PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY THAT HAVE BEEN MADE AVAILABLE TO ANY TCGX PARTY, OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY TCGX PARTY OR TCGX NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF THE COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY TCGX PARTY OR TCGX NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO THE TCGX PARTIES

Subject to Section 8.8, except (a) as set forth on the TCGX Disclosure Schedules, or (b) except as set forth in any TCGX SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each TCGX Party, jointly and not severally, hereby represents and warrants to the Company, in each case, as of the date of this Agreement, as follows:

Section 4.1 Organization and Qualification. Each TCGX Party is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable).

Section 4.2 Authority.

(a) Subject to the receipt of the TCGX Shareholder Approval:

(i) each TCGX Party has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby;

(ii) the execution and delivery of this Agreement, the Ancillary Documents to which a TCGX Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such TCGX Party; and

(iii) this Agreement has been and each Ancillary Document to which a TCGX Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such TCGX Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such TCGX Party (assuming this Agreement has been and the Ancillary Documents to which such TCGX Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such TCGX Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(b) At a meeting duly called and held, prior to the execution of this Agreement, the TCGX Board unanimously and duly adopted resolutions (a) determining that entry into this Agreement and the other Ancillary Documents to which TCGX is party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, are advisable and fair to, and in the best interest of, TCGX and its shareholders, (b) approving this Agreement, such other Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (c) resolving to recommend that the shareholders of TCGX adopt this Agreement and approve the Merger and the other transactions contemplated hereby, which resolutions have not been subsequently withdrawn or modified in a manner adverse to the Company.

Section 4.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a TCGX Party with respect to such TCGX Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (ii) such filings with and approvals of Nasdaq to permit the TCGX Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (iii) such filings and approvals required in connection with the Domestication, the TCGX Certificate of Incorporation and the TCGX Bylaws, (iv) the filing of the Certificate of Merger, (v) the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, (vi) the TCGX Shareholder Approval or (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a TCGX Material Adverse Effect.

(b) Subject to the receipt of the TCGX Shareholder Approval, none of the execution or delivery by a TCGX Party of this Agreement or any Ancillary Document to which it is or will be a party, the performance by a TCGX Party of its obligations hereunder or thereunder or the consummation by a TCGX Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of a TCGX Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a TCGX Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such TCGX Party or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of a TCGX Party, except in the case of any of clauses (ii) through (iv) above, as would not have a TCGX Material Adverse Effect.

Section 4.4 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the TCGX Disclosure Schedules (which fees shall be the sole responsibility of TCGX, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any TCGX Party or any of its Affiliates for which a TCGX Party has any obligation.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of either TCGX Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing TCGX Holders or at the time of the TCGX Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.5, no representation or warranty is made by any TCGX Party with respect to information or statements made or incorporated by reference in the Registration Statement / Proxy Statement that were not supplied by or on behalf of the TCGX Parties for use therein.

Section 4.6 Capitalization of the TCGX Parties.

(a) Section 4.6(a) of the TCGX Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding TCGX Shares as of immediately prior to the consummation of the Domestication. All outstanding Equity Securities of TCGX (except to the extent such concepts are not applicable under the applicable Law of TCGX’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) as of immediately prior to the consummation of the Domestication have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (x) were not issued in violation of the Governing Documents of TCGX, (y) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of TCGX) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person and (z) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, in each case under clauses (y) and (z), in all material respects. Except for the TCGX Shares set forth on Section 4.6(a) of the TCGX Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the TCGX Shares as a result of, or to give effect to, the Domestication), immediately prior to Closing and before giving effect to the PIPE Financing and assuming that no TCGX Shareholder Redemptions are effected, there shall be no other Equity Securities of TCGX issued and outstanding.

(b) Immediately after the Effective Time, (i) the authorized share capital of TCGX will consist of 1,010,000,000 TCGX Shares and 10,000,000 shares of preferred stock, par value $0.0001 per share and (ii) all of the issued and outstanding TCGX Shares (A) will be duly authorized, validly issued, fully paid and non-assessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which TCGX is a party or bound.

(c) Except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, or as otherwise either permitted pursuant to Section 5.10 or issued, granted or entered into, as applicable, in accordance with Section 5.10, or pursuant to the forward purchase agreement entered into in connection with TCGX’s initial public offering, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts, in each case, that could require TCGX to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of TCGX.

(d) The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by TCGX free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Governing Documents of Merger Sub). As of the date of this Agreement, TCGX has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

Section 4.7 SEC Filings. TCGX has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “TCGX SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional TCGX SEC Reports”). Each of the TCGX SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional TCGX SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the TCGX SEC Reports or the Additional TCGX SEC Reports (for purposes of the Additional TCGX SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the TCGX SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional TCGX SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the TCGX SEC Reports.

Section 4.8 Trust Account. As of the date of this Agreement, TCGX has cash in the Trust Account amounting to approximately $86.7 million as of the date of this Agreement. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations or in cash and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated as of August 6, 2026 (the “Trust Agreement”), between TCGX and Odyssey, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust

Agreement in the TCGX SEC Reports to be inaccurate in any material respect or, to TCGX’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing TCGX Holders who shall have elected to redeem their TCGX Shares pursuant to the Governing Documents of TCGX or in connection with an amendment thereof to extend TCGX’s deadline to consummate a business combination or (iii) if TCGX fails to complete a business combination within the allotted time period set forth in the Governing Documents of TCGX and liquidates the Trust Account, subject to the terms of the Trust Agreement, TCGX (in limited amounts to permit TCGX to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of TCGX) and then the Pre-Closing TCGX Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of TCGX and the Trust Agreement. TCGX has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of TCGX, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since August 6, 2026, TCGX has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing TCGX Holders who have elected to redeem their TCGX Shares pursuant to the Governing Documents of TCGX or in connection with an amendment thereof to extend TCGX’s deadline to consummate a business combination, each in accordance with the terms of and as set forth in the Trust Agreement, TCGX shall have no further obligation under either the Trust Agreement or the Governing Documents of TCGX to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9 Transactions with Affiliates. Section 4.9 of the TCGX Disclosure Schedules sets forth all Contracts between (a) TCGX, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of either TCGX or the Sponsor, on the other hand (each Person identified in this clause (b), a “TCGX Related Party”), other than (i) Contracts with respect to a TCGX Related Party’s employment with, or the provision of services to, TCGX entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.10 or entered into in accordance with Section 5.10 and (iii) any Permitted Sponsor Subscription. Except as set forth on Section 4.9 of the TCGX Disclosure Schedules or as either permitted pursuant to Section 5.10 or entered into in accordance with Section 5.10, no TCGX Related Party (A) owns any interest in any material asset used in the business of TCGX, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of TCGX or (C) owes any material amount to, or is owed any material amount by, TCGX. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 are referred to herein as “TCGX Related Party Transactions”.

Section 4.10 Litigation. As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to TCGX’s knowledge, threatened against or involving any TCGX Party that, if adversely decided or resolved, would be material to the TCGX Parties, taken as a whole. As of the date of this Agreement, none of the TCGX Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any TCGX Party pending against any other Person.

Section 4.11 Compliance with Applicable Law. Each TCGX Party is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a TCGX Material Adverse Effect.

Section 4.12 Business Activities.

(a) Since its incorporation, TCGX has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business or similar combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in this Agreement or the Ancillary Documents, there is no Contract binding upon any TCGX Party or to which any TCGX Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(b) Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization, incorporation or continuing corporate existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

Section 4.13 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of TCGX’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) TCGX has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of TCGX’s financial reporting and the preparation of TCGX’s financial statements for external purposes in accordance with GAAP and (ii) TCGX has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to TCGX is made known to TCGX’s principal executive officer and principal financial officer by others within TCGX.

(b) TCGX has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, TCGX has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding TCGX Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of TCGX, threatened against TCGX by Nasdaq or the SEC with respect to any intention by such entity to deregister TCGX Class A Shares or prohibit or terminate the listing of TCGX Class A Shares on Nasdaq. TCGX has not taken any action that is designed to terminate the registration of TCGX Class A Shares under the Exchange Act.

(d) The TCGX SEC Reports contain true and complete copies of the applicable TCGX Financial Statements. The TCGX Financial Statements (i) fairly present in all material respects the financial position of TCGX as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited TCGX Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) TCGX has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for TCGX’s and its Subsidiaries’ assets. TCGX maintains and, for all periods covered by the TCGX Financial Statements, has maintained books and records of TCGX in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of TCGX in all material respects.

(f) Since its incorporation, TCGX has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of TCGX to TCGX’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of TCGX to TCGX’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of TCGX who have a significant role in the internal controls over financial reporting of TCGX.

Section 4.14 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.14 of the TCGX Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.14 of the TCGX Disclosure Schedules), (c) incurred in connection with or incident or related to a TCGX Party’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.10(d) or incurred in accordance with Section 5.10(d) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the TCGX Financial Statements included in the TCGX SEC Reports, none of the TCGX Parties has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 4.15 Tax Matters.

(a) Each TCGX Party has prepared and timely filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each TCGX Party has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) Each TCGX Party has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

(c) No TCGX Party is currently the subject of a Tax audit or examination with respect to material taxes. No TCGX Party has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) No TCGX Party has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any Tax Authority with respect to any TCGX Party, which agreement or ruling would be effective after the Closing Date.

(f) None of the TCGX Parties is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for material Taxes on any assets of any TCGX Party other than Permitted Liens.

(h) During the two (2)-year period ending on the date of this Agreement, no TCGX Party was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i) No TCGX Party (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was TCGX) or (ii) has any material Liability for the Taxes of any Person (other than a TCGX Party) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where a TCGX Party does not file Tax Returns that such TCGX Party is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k) No TCGX Party is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) or a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) Each TCGX Party is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(m) No TCGX Party has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) None of the TCGX Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment. To the knowledge of TCGX, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by the Company or a Company Stockholder or any of their respective Affiliates, in each case not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment.

Section 4.16 Investigation; No Other Representations.

(a) Each TCGX Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Company and (ii) it has been furnished with or given access to such documents and information about the Company and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each TCGX Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each TCGX Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.17 Compliance with International Trade & Anti-Corruption Laws.

(a) Since the Lookback Date, neither TCGX nor, to TCGX’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or ordinarily resident in a Sanctioned Country; (iii) an entity 50% or more owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) – (iii) or any Sanctioned Country in violation of Sanctions and Export Control Laws; or (v) otherwise engaged in any direct or indirect transactions or dealings in violation of Sanctions and Export Control Laws.

(b) In the past five (5) years, neither TCGX nor, to TCGX’s knowledge, any of their Representatives, or any other Persons (in each case, while acting for or on behalf of any of the foregoing) has, directly or indirectly, (i) made, offered, promised, paid, solicited, requested, or received any unlawful bribes, kickbacks or other similar payments or anything of value to or from any Person, including any government official, (ii) made or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, solicited, requested, authorized, promised or paid any improper payment or anything of value under any Anti-Corruption Laws.

Section 4.18 Fairness Opinion. TCGX has received the opinion of Kroll, LLC, operating through its Duff & Phelps Opinions Practice, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other conditions contained therein, the Aggregate Transaction Share Consideration to be paid by TCGX pursuant to this Agreement is fair, from a financial point of view, to the public shareholders of TCGX other than the Sponsor and its Affiliates (the “Fairness Opinion”).

Section 4.19 Foreign Person. Unless disclosed to the Company in writing, each of TCGX and the Sponsor (i) is not a “foreign person” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”), (ii) is not “controlled” by a foreign person within the meaning of the DPA, and (iii) does not and will not permit any foreign person affiliate – whether affiliated as a limited partner or otherwise – to obtain through TCGX or the Sponsor any of the following with respect to the Company and within the meaning of the DPA: (a) access to any “material nonpublic technical information” in the possession of the Company; (b) membership or observer rights on the Company Board or equivalent governing body of the Company or the right to nominate an individual to a position on the Company Board or equivalent governing body of the Company; (c) any “involvement,” other than through the voting of shares, in the “substantive decisionmaking” of the Company regarding (i) the use, development, acquisition, or release of “critical technology”; (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” of U.S. citizens maintained or collected by the Company; or (iii) the management, operation, manufacture or supply of “covered investment critical infrastructure”; or (d) “control” of the Company.

Section 4.20 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 AND THE ANCILLARY DOCUMENTS, NONE OF THE TCGX PARTIES, ANY TCGX NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH TCGX PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY TCGX PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY TCGX PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH TCGX PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING

MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY TCGX PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY TCGX PARTY, ANY TCGX NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 5

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by TCGX (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed (provided, that TCGX shall be deemed to have consented in writing if it provides no acknowledgment of receipt within five (5) Business Days after the Company has made a request for such consent in writing), and that the authorized representatives of TCGX for purposes of this Section 5.1 are listed on Section 5.1 of the TCGX Disclosure Schedules), (i) operate the business of the Company in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets and properties of the Company, and preserve the Company’s relationships with its key customers and suppliers.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by TCGX (which consent shall not be unreasonably conditioned, withheld or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of the Company or repurchase or redeem any outstanding Equity Securities of the Company;

(ii) (A) merge, consolidate, combine or amalgamate the Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii) adopt any amendments, supplements, restatements or modifications to the Company’s Governing Documents or the Company Stockholder Agreements;

(iv) (A) sell, assign, abandon, lease, exclusively license or otherwise dispose of any material assets or properties of the Company, other than inventory or obsolete equipment in the ordinary course of business, or (B) subject any material assets or properties of the Company to any Lien (other than any Permitted Liens);

(v) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of the Company or (B) any options, warrants, rights of conversion, other equity-based awards or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Equity Securities of the Company, other than (i) the issuance of Company Common Shares upon the exercise of any Company Options outstanding on the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement, (ii) the conversion of Company Preferred Shares outstanding as of the date of this Agreement in connection with the Company Preferred Share Conversion, and (iii) the grant and issuance of Company Options to newly hired or newly engaged employees and individual independent contractors of the Company under the Company Equity Plan in the ordinary course of business, provided that (x) the aggregate number of Company Common Shares subject to Company Options granted pursuant to this clause (iii) shall not exceed 1,200,000 Company Options and (y) each such Company Option shall be granted with a per share exercise price not less than the fair market value of a Company Common Share as of the date of grant, as determined by the Company Board in good faith on the basis of a valuation report prepared in accordance with Section 409A of the Code and dated no earlier than the date of this Agreement;

(vi) incur, create or assume any Indebtedness, other than ordinary course trade payables, or guarantee any Liability of any Person;

(vii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than the reimbursement of expenses of employees or advancements in the ordinary course of business;

(viii) except as required under the terms of any Employee Benefit Plan of the Company that is set forth on Section 3.11(a) of the Company Disclosure Schedules, (A) amend or modify in any material respect, adopt, enter into or terminate any Employee Benefit Plan of the Company or any benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement (excluding any individual offer letter, employment agreement or consulting agreement, in each case, that is substantially similar to the Company’s standard form), (B) increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company, except for such increases made in the ordinary course of business consistent with past practice with respect to employees with annual base compensation of $375,000 or below, (C) take any action to amend or waive any performance or vesting criteria or to accelerate any payment, right to payment, or benefit, or the funding of any payment or benefit, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company, (D) waive or release any noncompetition, non-solicitation, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company or (E) hire, engage or terminate (other than for cause) the employment or engagement of any director, officer, employee or individual independent contractor of the Company with annual base compensation in excess of $375,000;

(ix) make (other than consistent with past practice), change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(x) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Company in excess of $2,500,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material non-monetary obligations, any limitations or restrictions on, the Company (or TCGX or any of its Affiliates after the Closing), including from engaging or competing in any line of business in any jurisdiction;

(xi) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction (other than, for the avoidance of doubt, the transactions expressly contemplated by this Agreement) involving the Company;

(xii) change the Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(xiv) make any Change of Control Payment that is not set forth on Section 3.2(h) of the Company Disclosure Schedules or make any payment with respect to a Company Related Party Transaction that is not set forth on Section 5.1(b)(xiv) of the Company Disclosure Schedules;

(xv) (A) amend, modify or terminate any Material Contract outside the ordinary course of business, (B) waive any material benefit or right under any Material Contract, or (C) enter into any Contract that would constitute a Material Contract had such Contract been effective prior to the date of this Agreement;

(xvi) sell, transfer, license, assign, abandon, cancel, permit to lapse, fail to maintain or otherwise dispose of any Company Owned Intellectual Property, except for non-exclusive licenses granted in the ordinary course of business; or

(xvii) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give TCGX, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing.

Section 5.2 Efforts to Consummate; Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party is contemplated to be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement, (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Investor Subscription Agreements and (iii) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 5.2(a) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including, from and after the Effective Time, TCGX)). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. TCGX shall promptly inform the Company of any communication between any TCGX Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform TCGX of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and its respective Affiliates shall not extend any waiting period, review period or comparable period applicable to any Consent of a Governmental Entity or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of TCGX and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of the Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with TCGX’s and the Company’s prior written consent.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the TCGX Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any TCGX Party) or TCGX (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents; provided that documents and information provided to the other Party pursuant to this paragraph (i) may be redacted (A) to remove references to valuation of the Company, (B) to comply with contractual arrangements or (C) to preserve legal privilege and/or (ii) may be designated as “outside counsel only,” in which case such documents and information shall be provided only to outside counsel and consultants retained by such counsel. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any TCGX Party, the Company, or, in the case of the Company, TCGX in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any TCGX Party, the Company, or, in the case of the Company, TCGX, the opportunity to attend and participate in such meeting or discussion.

(c) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, TCGX shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity interests of, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation could be expected to (x) impose any material delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (y) increase the risk of any Governmental Entity entering a governmental Order prohibiting the consummation of the transactions contemplated by this Agreement, or (z) materially delay the consummation of the transactions contemplated by this Agreement.

(d) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, TCGX, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of TCGX, any of the TCGX Parties or any of their respective Representatives (in their capacity as a representative of a TCGX Party) or, in the case of the Company, the Company or any of its respective Representatives (in their capacity as a representative of the Company). TCGX and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, the Company shall, subject to and without limiting the covenants and agreements, and the rights of TCGX, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided however, that in no event shall the Company or any of its respective Representatives settle or compromise any Transaction Litigation without the prior written consent of TCGX (not to be unreasonably withheld, conditioned or delayed, provided that it shall be deemed to be reasonable for TCGX to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each TCGX Party and Representative that is the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable by any TCGX Party or Representative thereof or would otherwise constitute a Liability of TCGX or (y) any non-monetary, injunctive, equitable or similar relief against any TCGX Party or (C) contains an admission of wrongdoing or Liability by a TCGX Party or any of its Representatives). Without limiting the generality of the foregoing, in no event shall TCGX, any of the TCGX Parties or any of their respective Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent.

Section 5.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to TCGX and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Company (in a manner so as to not interfere with the normal business operations of the Company) for the purpose of consummating the Merger. Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided, to TCGX or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if the Company, on the one hand, and any TCGX Party, any TCGX Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation or other Proceeding and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law or Order.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, TCGX shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the TCGX Parties (in a manner so as to not interfere with the normal business operations of the TCGX Parties). Notwithstanding the foregoing, TCGX shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any TCGX Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of any TCGX Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any TCGX Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), TCGX shall use, and shall cause the other TCGX Parties to use, reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a TCGX Party or the Sponsor or any of their respective Representatives, on the one hand, and the Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation or other Proceeding and such information is reasonably pertinent thereto; provided that TCGX shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law or Order.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and TCGX or, after the Closing, TCGX; provided, however, that each Party, the Sponsor and their respective Representatives may make any such announcement or other communication (i) if such press release, announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Person shall, to the extent permitted by applicable Law use reasonable best efforts to consult with the Company, if the disclosing Person is a TCGX Party, the Sponsor, or TCGX, if the disclosing party is the Company or any of its Representatives, and give the Company or TCGX, as applicable, the opportunity to review such announcement or communication and comment thereon and the disclosing Person shall consider such comments in good faith, or (B) after the Closing, the disclosing Person and/or its Representatives, as applicable, shall, to the extent permitted by applicable Law, use reasonable best efforts to consult with TCGX and give TCGX the opportunity to review such announcement or communication and comment thereon and the disclosing Person shall consider such comments in good faith, (ii) to the extent such press release, announcement or other communication contains only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the Sponsor and its Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and TCGX prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the date hereof. Promptly after the execution of this Agreement, TCGX shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and TCGX shall consider such comments in good faith. The Company, on the one hand, and TCGX, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or TCGX, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by the Company and TCGX prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), TCGX shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and TCGX prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or TCGX, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5 Tax Matters.

(a) Tax Treatment.

(i) The Parties intend that the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Parties shall (and shall cause their respective Affiliates to) use reasonable best efforts to cause it to so qualify. The Parties intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause the Merger to so qualify. If the Company reasonably determines that there is a significant risk that the Merger may not so qualify, but would reasonably be expected to so qualify if a second-step merger of the Surviving Company with and into a limited liability company disregarded as an entity separate from TCGX for U.S. federal income tax purposes were consummated, in accordance with Delaware law, as promptly as practicable following the Merger (such second-step merger, the “Second Merger”), the Company shall notify and consult with TCGX promptly after such determination, and the Parties shall use reasonable best efforts to restructure the transactions contemplated by this Agreement to incorporate the Second Merger so that (and to the extent) the Merger and the Second Merger, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 5.5(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii) TCGX and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, (A) the Merger qualifying for the Intended Tax Treatment, and (B) in the case of TCGX, the Domestication qualifying for the Intended Tax Treatment.

(iii) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, TCGX and the Company shall deliver to Latham & Watkins LLP and Cooley LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and, if an opinion regarding qualification of the Domestication for its Intended Tax Treatment is required, TCGX shall use commercially reasonable efforts to cause Latham & Watkins LLP to furnish such an opinion, subject to customary assumptions and limitations, and, if an opinion regarding qualification of the Merger for its Intended Tax Treatment is required, the Company shall use commercially reasonable efforts to cause Cooley LLP to furnish such an opinion, subject to customary assumptions and limitations; provided, however, that, notwithstanding anything herein to the contrary, nothing in this Agreement shall require (x) any counsel to the Company or its advisors to provide an opinion with respect to any Tax matters relating to or affecting Merger Sub, TCGX or its shareholders, including that the Domestication qualify for its Intended Tax Treatment, and (y) any counsel to TCGX or its advisors to provide an opinion with respect to any Tax matters relating to or affecting the Company or the holders or beneficial owners of equity or other securities of the Company, including that the Merger qualifies for its Intended Tax Treatment; provided, further, that neither this provision nor any other provision in this Agreement shall require the provision of a Tax opinion by any Party’s counsel or advisors to be a condition precedent to the Closing.

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any tax audit or proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Pre-Closing TCGX Holders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of TCGX’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing Date, including timely providing (A) a PFIC Annual Information Statement (within the meaning of Treasury Regulations Section 1.1295-1(g)(1)) to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.

(c) TCGX Taxable Year. The Parties agree to treat, in accordance with Treasury Regulations Section 1.367(b)-2(f)(4), the taxable year of TCGX as ending on the date of the Domestication for U.S. federal income tax purposes.

(d) Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and other such similar Taxes (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the transactions set forth herein (collectively, “Transfer Taxes”) shall be borne and paid by TCGX.

Section 5.6 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, induce, knowingly encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify TCGX promptly upon receipt of any Company Acquisition Proposal, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep TCGX reasonably informed on a current basis of any modifications to such offer or information.

(b) Except with respect to any Permitted Sponsor Subscription, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the TCGX Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, induce, knowingly encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or that would reasonably be expected to lead to a TCGX Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a TCGX Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a TCGX Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of any TCGX Party (or any Affiliate or successor of any TCGX Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. TCGX agrees to (A) notify the Company promptly upon receipt of any TCGX Acquisition Proposal by any TCGX Party, and to describe the material terms and conditions of any such TCGX Acquisition Proposal in reasonable detail (including the identity of any person or entity making such TCGX Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

Section 5.7 Preparation of Registration Statement / Proxy Statement. The Company shall promptly provide to TCGX such information concerning the Company and the Company Stockholders as is either required by the federal securities laws or reasonably requested by TCGX for inclusion in the Registration Statement / Proxy Statement. As promptly as practicable after the receipt by TCGX from the Company of all such information, including the Required Company Financial Statements, TCGX and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either TCGX or the Company, as applicable), and TCGX shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of TCGX which will be included therein and which will be used for the TCGX Shareholders Meeting to adopt and approve the Transaction Proposals, provide its applicable shareholders with the opportunity to elect to effect the TCGX Shareholder Redemption, and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by TCGX’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of TCGX and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements of, and any other information with respect to, the Company for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to, mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of TCGX or the Company, as applicable) and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. TCGX, on the one hand, and the Company, on the other hand, shall use reasonable best efforts to promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of TCGX to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including using reasonable best efforts to deliver customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.5(a)(iii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any TCGX Party, the Company, or, in the case of the Company, TCGX, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of TCGX, the Company, or, in the case of the Company, TCGX (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) TCGX shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing TCGX Holders. TCGX shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of TCGX Shares for offering or sale in any jurisdiction, and TCGX and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.8 TCGX Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, TCGX shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a general meeting (whether annual or extraordinary) of its shareholders (the “TCGX Shareholders Meeting”) in accordance with the Governing Documents of TCGX, for the purposes of obtaining the TCGX Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a TCGX Shareholder Redemption. TCGX shall, through unanimous approval of its board of directors, recommend to its shareholders (the “TCGX Board Recommendation”): (i) the adoption and approval, by Ordinary Resolution of the holders of the TCGX Class A Shares and the TCGX Class B Shares, voting together as a single class, of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (ii) the adoption and the approval, by Special Resolution of the holders of the TCGX Class A Shares and the TCGX Class B Shares, voting together as a single class, of the Domestication (the “Domestication Proposal”); (iii) the adoption and approval, by Ordinary Resolution of the holders of the TCGX Class A Shares and the TCGX Class B Shares, voting together as a single class, of the issuance of the TCGX Shares in connection with the transactions contemplated by this Agreement as required by Nasdaq listing requirements (the “Nasdaq Proposal”); (iv) the adoption and approval, by Special Resolution of the holders of the TCGX Class A Shares and the TCGX Class B Shares, voting together as a single class, of the amendments to the Governing Documents of TCGX contemplated by the TCGX Certificate of Incorporation and the TCGX Bylaws (the “Governing Document Proposal”); (v) the adoption and approval, by Ordinary Resolution of the holders of the TCGX Class A Shares and the TCGX Class B Shares, voting together as a single class, of the TCGX Incentive Equity Plan (the “Equity Incentive Plan Proposal”); (vi) the adoption and approval, by Ordinary Resolution of the holders of the TCGX Class A Shares and the TCGX Class B Shares, voting together as a single class, of the TCGX Employee Stock Purchase Plan (the “ESPP Proposal”); (vii) the adoption and approval, by Ordinary Resolution (or if required by applicable Law or the Governing Documents of TCGX, by Special Resolution) of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (viii) the adoption and approval, by Ordinary Resolution (or if required by applicable Law or the Governing Documents of TCGX, by Special Resolution) of each other proposal reasonably agreed to by TCGX and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (ix) the adoption and approval, by Ordinary Resolution of the holders of the TCGX Class A Shares and the TCGX Class B Shares, voting together as a single class, of a proposal for the adjournment of the TCGX Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (ix) together, the “Transaction Proposals”); provided that TCGX may adjourn or postpone the TCGX Shareholders Meeting (A) with consent of the Company, to solicit additional proxies for the purpose of obtaining the TCGX Shareholder Approval, (B) for the absence of a quorum, (C) with consent of the Company, to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that TCGX has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing TCGX Holders prior to the TCGX Shareholders Meeting or (D) with consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), if the holders of TCGX Class A Shares have elected to redeem a number of TCGX Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.3(e) not being satisfied; provided that, without the consent of the Company, in no event shall TCGX adjourn or postpone the TCGX Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned or postponed meeting or to a date that is beyond the Termination Date. The TCGX Board Recommendation shall be included in the Registration Statement / Proxy Statement. TCGX covenants that none of the TCGX Board or TCGX nor any committee of the TCGX Board shall withdraw, withhold, qualify or modify, or propose publicly or by formal action of the TCGX Board, any committee of the TCGX Board or TCGX to withdraw, withhold, qualify or modify, in a manner adverse to the Company, the TCGX Board Recommendation or any other recommendation by the TCGX Board or TCGX of the proposals set forth in the Registration Statement / Proxy Statement (a “Change in Recommendation”); provided that the TCGX Board may make a Change in Recommendation if: (x) it determines in good faith after consultation with TCGX’s outside legal counsel and financial advisors that a failure to make a Change in Recommendation in accordance with this Section 5.8 would be inconsistent with its fiduciary obligations under applicable Law; (y) TCGX shall have given the Company written notice of its intent to make a Change in Recommendation at least four (4) Business Days in advance of making such Change in Recommendation and shall have made its Representatives reasonably available to negotiate in good faith with the Company (to the extent the Company requests to do so) with respect to any proposed revisions to this Agreement or other proposals, if any, such that such Change in Recommendation would no longer be necessary; and (z) after considering the terms of this Agreement and any binding written proposals made by the Company, if any, prior to 11:59 p.m. Eastern Time on the fourth (4th) Business Day following delivery of the written notice, the TCGX Board shall have determined, in good faith, that the failure to make such Change in Recommendation would still be inconsistent with the fiduciary obligations of the TCGX Board under applicable Law. TCGX acknowledges that its obligations hereunder to furnish the Registration Statement / Proxy Statement, convene the TCGX Shareholders Meeting and solicit the TCGX Shareholder Approval as provided hereunder shall apply notwithstanding any withdrawal or modification of the TCGX Board Recommendation in accordance with the terms hereof.

Section 5.9 Merger Sub Stockholder Approval. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, TCGX, as the sole stockholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 5.10 Conduct of Business of TCGX. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, TCGX shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the Domestication, the TCGX Shareholder Redemptions, the PIPE Financing or any Permitted Sponsor Subscription), as required by applicable Law, as set forth on Section 5.10 of the TCGX Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any TCGX Party or any of its Subsidiaries (other than in relation to an Extension, as defined in this Section 5.10);

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of TCGX or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of TCGX or any of its Subsidiaries, as applicable;

(c) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d) incur, create or assume any Indebtedness or other Liability;

(e) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, TCGX or any of its Subsidiaries;

(f) issue any Equity Securities or grant any additional options, warrants or stock appreciation rights with respect to its Equity Securities;

(g) enter into, renew, modify or revise any TCGX Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a TCGX Related Party Transaction);

(h) engage in activities or business, other than any activities or business (i) in connection with or incident or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial in nature;

(i) make (other than consistent with past practice), change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(j) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(k) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(l) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.10.

Notwithstanding anything in this Section 5.10 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any TCGX Party, (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any TCGX Party from using the funds held by TCGX outside the Trust Account to pay any TCGX Expenses or TCGX Liabilities or from otherwise distributing or paying over any funds held by TCGX outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing and (iii) nothing set forth in this Agreement shall prohibit or restrict TCGX from extending one or more times, in accordance with its Governing Documents, the deadline by which it must complete its business combination (“Extension”).

Section 5.11 Nasdaq Listing; Name and Ticker. TCGX shall use its reasonable best efforts to cause: (a) TCGX’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (b) TCGX to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (c) the TCGX Shares issuable in accordance with this Agreement, including the Domestication and the Merger, to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. Upon Closing, TCGX shall be renamed “TriGemX Bio, Inc.” and the Surviving Company shall trade on Nasdaq under ticker symbol “TGEM”.

Section 5.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, TCGX shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders pursuant to the TCGX Shareholder Redemptions, (B) pay the amounts due to the underwriters of TCGX’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to TCGX in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.13 Transaction Support Agreements; Company Stockholder Approval.

(a) Concurrently with the execution and delivery of this Agreement, the Company shall deliver, or cause to be delivered, to TCGX the Transaction Support Agreements duly executed by each Key Supporting Company Stockholder. The Company shall timely provide to the Company Stockholders all advance notices required to be given to such Company Stockholders in connection with this Agreement, the Merger and the transactions contemplated by this Agreement under the Company’s Governing Documents or other applicable Contracts and under applicable Law (or otherwise obtain waivers with respect to the same).

(b) As promptly as reasonably practicable (and in any event within two (2) Business Days) following the date on which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to TCGX a true and correct copy of the adoption and approval of this Agreement and the transactions contemplated hereby by the Company Stockholders acting by written consent in lieu of a meeting (in form and substance reasonably satisfactory to TCGX) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger and the Company Preferred Share Conversion) that is duly executed by the Company Stockholders that hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with the DGCL, the Company’s Governing Documents and the Company Stockholder Agreements, including the Requisite Company Series E Majority (collectively, the “Company Stockholder Written Consent”). The Company, through the approval of the Company Board, shall recommend to the holders of Company Shares the approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger) (the “Company Board Recommendation”).

(c) Promptly following the receipt of the Company Stockholder Written Consent, and in any event within five (5) Business Days thereof, the Company shall prepare and deliver to each Company Stockholder who has not executed and delivered the Company Stockholder Written Consent an information statement, in form and substance required under the DGCL in connection with the Merger and otherwise reasonably satisfactory to TCGX, which information statement shall include (i) copies of this Agreement and the Registration Statement / Proxy Statement, (ii) the Company Board Recommendation, (iii) a description of any dissenters’ rights of the Company Stockholders available under Section 262 of the DGCL and any other disclosure with respect to dissenters’ rights required by applicable Law and (iv) in accordance with the requirements of Section 228(e) of the DGCL, notice to any Company Stockholder who has not executed and delivered the Company Stockholder Written Consent of the corporate action by those Company Stockholders who did execute the Company Stockholder Written Consent.

(d) TCGX may not modify or waive any provisions of an Investor Subscription Agreement without the prior written consent of the Company; provided that any modification or waiver that is solely ministerial in nature or otherwise immaterial and does not affect any economic or any other material term of an Investor Subscription Agreement shall not require the prior written consent of the Company; provided further, that no Permitted Sponsor Subscription shall require the prior written consent of the Company. Subject to the immediately preceding sentence, TCGX shall use its reasonable best efforts, and the Company shall use its reasonable best efforts to cooperate with it, (a) to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Investor Subscription Agreements on or prior to the Closing on the terms described therein, and (b) to satisfy on a timely basis all conditions and covenants applicable to TCGX in the Investor Subscription Agreements and otherwise comply with its obligations thereunder and to enforce the rights of TCGX under the Investor Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) TCGX the applicable purchase price under each PIPE Investor’s applicable Investor Subscription Agreement in accordance with its terms, and to preserve the agreement that TCGX Fund III’s subscription of not less than $35,000,000 with respect to the PIPE Financing is inclusive of and deemed to satisfy its $20,000,000 minimum commitment under the forward purchase agreement entered into in connection with TCGX’s initial public offering. As promptly as practicable after TCGX acquires knowledge thereof, TCGX shall give the Company written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Investor Subscription Agreement known to TCGX; (ii) of the receipt of any written notice or other written communication from any party to any Investor Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Investor Subscription Agreement or any provisions of any Investor Subscription Agreement; or (iii) if TCGX does not expect to receive all or any portion of the PIPE Financing on the terms, in the manner or from the sources contemplated by the Investor Subscription Agreements.

(e) As promptly as reasonably practicable (and in any event prior to the earlier of (x) the time at which the Company delivers the Allocation Schedule to TCGX pursuant to Section 2.3 or (y) the time at which the Company is required to deliver the Allocation Schedule to TCGX pursuant to Section 2.3), the Company shall either (i) obtain and deliver to TCGX a true and correct copy of a written consent (in form and substance reasonably satisfactory to TCGX) approving the Allocation Schedule (and calculations and determinations therein) that is duly executed by the Company Stockholders holding the requisite number of Company Shares required to approve such matter in accordance with the DGCL, the Company’s Governing Documents, the Company Stockholder Agreements and each other Contract to which the Company is a party or bound that governs or otherwise relates to the Company Shares or (ii) amend or otherwise modify, or cause to be amended or otherwise modified, the Governing Documents of the Company, the Company Stockholder Agreements and each other Contract to which the Company is a party or bound that governs or otherwise relates to the Company Shares, in each case, solely to the extent necessary for the Allocation Schedule (and the calculations and determinations therein) to comply with clause (C) of Section 2.3 and otherwise in a form and substance reasonably satisfactory to TCGX.

(f) The Company may not amend, modify or waive any provisions of a Transaction Support Agreement without the prior written consent of TCGX.

Section 5.14 TCGX Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each TCGX Party, as provided in the applicable TCGX Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) TCGX will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, TCGX shall advance, or cause to be advanced, expenses in connection with such indemnification as provided in the applicable TCGX Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the TCGX Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any TCGX Party (the “TCGX D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such TCGX D&O Person was a director or officer of any TCGX Party on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) TCGX shall not have any obligation under this Section 5.14 to any TCGX D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such TCGX D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) For a period of six (6) years following the Effective Time, TCGX shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are covered by any comparable insurance policies of the TCGX Parties in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby than) the coverage provided under TCGX’s directors’ and officers’ liability insurance policies in effect as of the date of this Agreement; provided that TCGX shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the most recent annual premium paid by TCGX prior to the date of this Agreement and, in such event, TCGX shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by TCGX prior to the date of this Agreement.

(d) If TCGX or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of TCGX shall assume all of the obligations set forth in this Section 5.14.

(e) The TCGX D&O Persons entitled to the indemnification, expense reimbursement, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of TCGX.

Section 5.15 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Company, as provided in the Company’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) TCGX will cause the Company to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, TCGX shall cause the Company to advance expenses in connection with such indemnification as provided in the Company’s Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Company’s Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Company (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of the Company on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of TCGX or the Company shall have any obligation under this Section 5.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and TCGX shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any comparable insurance policies of the Company as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under the Company’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, TCGX or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by the Company prior to the date of this Agreement and, in such event, the Company, TCGX or one of their respective Affiliates shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by the Company prior to the date of this Agreement.

(d) If TCGX or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of TCGX shall assume all of the obligations set forth in this Section 5.15.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of TCGX.

Section 5.16 Post-Closing Directors and Officers.

(a) TCGX shall take all such action within its power as may be necessary or appropriate such that, effective immediately after the Effective Time, (i) the TCGX Board shall consist of seven (7) directors, (ii) the members of the TCGX Board are the individuals determined in accordance with Section 5.16(b) and Section 5.16(c), (iii) the members of the compensation committee, audit committee and nominating committee of the TCGX Board are the individuals determined in accordance with Section 5.16(d) and (iv) the officers of TCGX (the “Officers”) are the individuals determined in accordance with Section 5.16(e).

(b) Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing TCGX Holders, the Company shall designate (i) three (3) individuals to serve as directors on the TCGX Board immediately after the Effective Time, who may or may not qualify as independent under the applicable listing rules of Nasdaq and applicable Law, and (ii) three (3) individuals to serve as independent directors on the TCGX Board immediately after the Effective Time, who qualify as independent under the applicable listing rules of Nasdaq and applicable Law (collectively, the “Company Designees”); provided, that the Company Designees shall include such number of directors who are independent under the applicable listing rules of Nasdaq and applicable Law to ensure that a majority of the members of the TCGX Board as of immediately after the Effective Time will be independent under the applicable listing rules of Nasdaq and applicable Law. The Company Designees shall be reflected in the Registration Statement / Proxy Statement mailed to the Pre-Closing TCGX Holders.

(c) Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing TCGX Holders, TCGX shall designate one (1) individual to serve as a director on the TCGX Board immediately after the Effective Time, without any consent or approval of the Company (the “TCGX Designee”), which TCGX Designee shall be reflected in the Registration Statement / Proxy Statement mailed to the Pre-Closing TCGX Holders.

(d) Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing TCGX Holders, the Company shall designate each director that will serve on the compensation committee, the audit committee and the nominating committee of the TCGX Board immediately after the Effective Time, based on the qualifications of each director, subject to applicable listing rules of Nasdaq and applicable Law.

(e) The individuals identified on Section 5.16(e) of the Company Disclosure Schedules shall be the Officers immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that any individual identified on Section 5.16(e) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then the Company may in its sole discretion replace such individual with another individual to serve as such Officer by written notice to TCGX.

Section 5.17 Required Company Financial Statements.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall deliver to TCGX (i) the Required Company Financial Statements and (ii) customary pro forma financial statements (after giving effect to the transactions contemplated hereby) for inclusion in the Registration Statement / Proxy Statement and any other filings to be made by TCGX with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document. All such financial statements, together with any audited or unaudited balance sheet and the related audited or unaudited statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Company as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement / Proxy Statement (A) will fairly present in all material respects the financial position of the Company as at the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor, (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) at the time of filing of the Registration Statement / Proxy Statement and at the time of effectiveness of the Registration Statement / Proxy Statement, as applicable, and (E) will be prepared from and accurately reflect the books and records of the Company.

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, TCGX in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by TCGX with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.18 TCGX Incentive Equity Plan; TCGX Employee Stock Purchase Plan. Prior to the Closing, TCGX shall approve and adopt in a form mutually agreed by TCGX and the Company (i) an equity incentive plan (the “TCGX Incentive Equity Plan”), and (ii) an employee stock purchase plan (the “TCGX Employee Stock Purchase Plan”), in each case, to be effective as of one day prior to the Closing Date. The TCGX Incentive Equity Plan shall have an initial share reserve equal to the sum of (i) five percent (5%) of the TCGX Shares that would be issued and outstanding on a fully diluted basis at the Closing, (ii) number of shares remaining available for grant under the Company Equity Plan immediately prior to the Closing (as adjusted to reflect the Merger) and (iii) the number of TCGX Shares subject to the Rollover Options outstanding immediately following the Closing and as adjusted to reflect the Merger in accordance with Section 2.4, provided that the number of TCGX Shares available for issuance under this clause (iii) shall be limited to such number of TCGX Shares subject to such Rollover Options that are, following the Closing, cancelled or forfeited or that expire without the issuance of TCGX Shares thereunder. The TCGX Incentive Equity Plan shall provide that TCGX Shares reserved for issuance thereunder shall automatically increase annually on the first day of the calendar year beginning in 2028 and ending with 2037 in an amount equal to five percent (5%) of TCGX Shares outstanding on the last day of the immediately preceding calendar year or such lesser amount as determined by the administrator of the TCGX Incentive Equity Plan. The TCGX Employee Stock Purchase Plan shall have an initial share reserve and provision for an annual increase thereto beginning in 2028, which in each case shall be mutually agreed between TCGX and the Company, with TCGX’s approval not to be unreasonably withheld, based upon benchmarking against peer public companies (taking into account employee hiring needs and the development stage and nature of the company) and in consultation with an independent outside compensation advisor.

Section 5.19 FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to TCGX (a) a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with a notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), along with written authorization for TCGX to deliver such certificate and notice to the IRS on behalf of the Company following the Closing, in each case, in a form and substance reasonably acceptable to TCGX and (b) an IRS Form W-9 duly executed by the Company; provided, that delivery of such documentation shall not be a condition to the Closing, and TCGX’s sole recourse if the Company fails to deliver such documentation shall be to make any withholding required under applicable Law in accordance with Section 2.7.

Section 5.20 Registration Rights. At or prior to the Closing, TCGX and certain Company equityholders receiving TCGX Shares as consideration shall enter into the Registration Rights Agreement, substantially in the form attached hereto as Exhibit C.

Section 5.21 Assignment and Assumption of Underwriter Indemnification Obligations.

(a) TCGX shall ensure that, upon consummation of the Domestication and the Merger, TCGX, as the public entity resulting from the transactions contemplated hereby, shall assume and be bound by all indemnification obligations of TCGX (prior to the Domestication) under Section 5 of that certain Underwriting Agreement, dated as of August 6, 2026, by and among TCGX and Jefferies acting as sole Underwriter (the “Underwriting Agreement”) as if TCGX had been an original party to the Underwriting Agreement.

(b) Jefferies, as underwriter under the Underwriting Agreement, is intended to be an express third-party beneficiary of this Section 5.21 solely for purposes of enforcing the indemnification obligations assumed under this Section 5.21.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED

BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, written waiver by the Party for whose benefit such condition exists of the following conditions:

(a) any agreement between a Party with any Governmental Entity not to consummate transactions contemplated by this Agreement, shall have expired or been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable;

(b) no Order or Law or other legal restraint or prohibition issued by any court of competent jurisdiction or other Governmental Entity enjoining, prohibiting or preventing the consummation of the transactions contemplated by this Agreement (including the Domestication and the Merger) shall be in effect;

(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the Company Stockholder Written Consent shall have been obtained;

(e) the Required TCGX Shareholder Approval shall have been obtained; and

(f) TCGX’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, TCGX shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and TCGX shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the TCGX Shares (after giving effect, for the avoidance of doubt, to the Domestication and, including, for the avoidance of doubt, the TCGX Shares to be issued pursuant to the Merger) shall have been approved for listing on Nasdaq.

Section 6.2 Other Conditions to the Obligations of the TCGX Parties. The obligations of the TCGX Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by TCGX (on behalf of itself and the other TCGX Parties) of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a)) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred that is continuing;

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to TCGX a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to TCGX;

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, written waiver by the Company of the following further conditions:

(a) (i) the TCGX Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of the TCGX Parties (other than the TCGX Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “TCGX Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date);

(b) the TCGX Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no TCGX Material Adverse Effect shall have occurred that is continuing;

(d) the TCGX Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 5.16(a)(i) and (ii);

(e) Available Closing Cash shall be equal to or greater than $150,000,000;

(f) the Domestication shall have been consummated at least one (1) Business Day prior to the Closing Date;

(g) the specified directors and officers of TCGX, as set forth on Section 6.3(g) of the TCGX Disclosure Schedules, shall have resigned or otherwise been removed effective as of or prior to the Closing;

(h) at or prior to the Closing, TCGX shall have delivered, or caused to be delivered, the following documents:

(i) a certificate duly executed by an authorized officer of TCGX, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(c) are satisfied, in a form and substance reasonably satisfactory to the Company; and

(ii) the Registration Rights Agreement duly executed by TCGX.

Section 6.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2. None of the TCGX Parties may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by a TCGX Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2.

ARTICLE 7

TERMINATION

Section 7.1 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing, solely:

(a) by mutual written consent of TCGX and the Company;

(b) by TCGX, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform or has otherwise breached any of its covenants or agreements set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) would not be satisfied (assuming the Closing occurred as of such date) and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by TCGX, and (ii) the Termination Date; provided, however, that none of the TCGX Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied (assuming the Closing occurred as of such date);

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any TCGX Party has failed to perform any covenant or agreement on the part of such applicable TCGX Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) would not be satisfied (assuming the Closing occurred as of such date) and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to TCGX by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied (assuming the Closing occurred as of such date);

(d) by either TCGX or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to June 30, 2027 (the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to TCGX if any TCGX Party’s breach of any of its covenants or obligations under this Agreement, or any Ancillary Documents to which it is a party, shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of any of its covenants or obligations under this Agreement, or any Ancillary Documents to which it is a party, shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either TCGX or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement (including the Domestication and the Merger) and such Order or other action shall have become final and nonappealable, or if any Law has been adopted that permanently makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(f) by either TCGX or the Company if the TCGX Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, TCGX’s shareholders have duly voted and the Required TCGX Shareholder Approval was not obtained; or

(g) by the Company, prior to receipt of the TCGX Shareholder Approval, in the event of a Change in Recommendation; or

(h) by TCGX, if the Company has not delivered, or caused to be delivered, to TCGX the written consents of the Company Stockholders sufficient to constitute the Company Stockholder Written Consent in accordance with Section 5.13(b) on or prior to the Company Stockholder Written Consent Deadline.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, (a) this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of Section 5.3(a), this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms.

Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Investor Subscription Agreement, any Confidentiality Agreement, any Transaction Support Agreement or the Sponsor Letter Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Non-Survival. Other than those representations, warranties and covenants set forth in Section 2.1, Section 2.5, Section 3.25, Section 3.26, Section 4.16 and Section 4.20, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 8.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any TCGX Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents and the Confidentiality Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) TCGX and the Company prior to Closing and (b) TCGX, the Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) TCGX and the Company prior to the Closing and (b) the Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to any TCGX Party, to:

c/o TCGX ACQUISITION CORP.
245 Lytton Ave., Suite 350
Palo Alto, California 94301
Attention:	Casey Cwynar

E-mail:	[Redacted]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street Suite 3700
Houston, TX 77002
Attention:	Ryan Maierson
Ryan Lynch Johan Brigham

E-mail:	[Redacted]
[Redacted] [Redacted]
(b) If to the Company, to:

TRIGEMX BIO, INC.
430 E. 29th Street, Suite 1050
New York, New York 10016
Attention:	[Redacted]

E-mail:	[Redacted]

with a copy (which shall not constitute notice) to:

Cooley LLP
55 Hudson Yards
New York, New York 10001

Attention:	Divakar Gupta
Eric Blanchard William Sorabella

E-mail:	[Redacted]
[Redacted] [Redacted]

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the laws of the Cayman Islands shall also apply to the Domestication).

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and TCGX shall pay, or cause to be paid, all Unpaid TCGX Expenses and (b) if the Closing occurs, then the Surviving Company shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid TCGX Expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) references from or through any date mean from and including or through and including such date, respectively, (j) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (k) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (l) the words “made available” (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to TCGX, any documents or other materials posted to the electronic data room maintained under the project name “TriGemX Bio Data Room – Investors” as of 5:00 p.m., Eastern Time, at least one (1) Business Day prior to the date of this Agreement; (m) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (n) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the

TCGX Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the TCGX Disclosure Schedules), respectively, shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the TCGX Disclosure Schedules), respectively, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14, Section 5.15, Section 5.16, Section 5.21 and the two subsequent sentences of this Section 8.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 8.2, Section 8.3, Section 8.14 and this Section 8.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13 and Section 8.9 (to the extent related to the foregoing).

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12 Knowledge of Company; Knowledge of TCGX. For all purposes of this Agreement, the phrase “to the Company’s knowledge”, “to the knowledge of the Company” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules, after reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to TCGX’s knowledge”, “to the knowledge of TCGX” and “known by TCGX” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the TCGX Disclosure Schedules, after reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the TCGX Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any TCGX Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the TCGX Non-Party Affiliates, in the case of TCGX, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, TCGX or any Non-Party Affiliate concerning the Company, any TCGX Party, this Agreement or the transactions contemplated hereby.

Section 8.14 Extension; Waiver. The Company prior to the Closing, and the Company and the Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the TCGX Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the TCGX Parties set forth herein or (c) waive compliance by the TCGX Parties with any of the agreements or conditions set forth herein. TCGX may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW

EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, the Superior Court of the State of Delaware, or the United States District Court for the District of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding, claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.18 Trust Account Waiver. Reference is made to the final prospectus of TCGX, filed with the SEC (File No. 333-297569) on August 6, 2026 (the “Prospectus”). The Company acknowledges and agrees and understands that TCGX has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of TCGX’s public shareholders (including TCGX’s underwriters in respect of the overallotment shares acquired by TCGX’s underwriters in the IPO, the “Public Shareholders”), and TCGX may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of TCGX entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between TCGX or any of its Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company (on its own behalf and on behalf of its Representatives) hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with TCGX or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with TCGX or its Affiliates). This Section 8.18 shall survive the termination of this Agreement for any reason.

Section 8.19 Legal Representation; Privilege.

(a) The Parties agree that, notwithstanding the fact that Latham & Watkins LLP (“Latham”) may have, prior to Closing, jointly represented TCGX, Merger Sub and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented TCGX and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Latham will be permitted in the future, after Closing, to represent the Sponsor or its respective Affiliates in connection with matters in which such Persons are adverse to TCGX or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Latham’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of TCGX and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Latham of TCGX, Merger Sub, Sponsor or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of Latham with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by TCGX or the Surviving Company; provided, further, that nothing contained herein shall be deemed to be a waiver by TCGX or any of its Affiliates (including, after the Effective Time, the Surviving Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Cooley LLP (“Company Counsel”) may have, prior to Closing, represented the Company in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Company and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Company Counsel will be permitted in the future, after Closing, to represent the Company or its Affiliates in connection with matters in which such Persons are adverse to TCGX or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. TCGX, Merger Sub and/or the Sponsor, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Company Counsel’s future representation of one or more of the Company or its Affiliates in which the interests of such Person are adverse to the interests of TCGX, Merger Sub and/or the Sponsor or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Company Counsel of the Company or any of its Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company shall be deemed the client of Company Counsel with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company, shall be controlled by the

Company and shall not pass to or be claimed by TCGX or the Surviving Company; provided, further, that nothing contained herein shall be deemed to be a waiver by TCGX or any of its Affiliates (including, after the Effective Time, the Surviving Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

TCGX ACQUISITION CORP.

By:	/s/ Chen Yu
Name:	Chen Yu
Title:	Chief Executive Officer

TRIGEMX MERGER SUB, INC.

By:	/s/ Chen Yu
Name:	Chen Yu
Title:	President

TRIGEMX BIO, INC.

By:	/s/ Jeff Goater
Name:	Jeff Goater
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Annex A

Other PIPE Investors

Annex B

Key Supporting Company Stockholders

Annex C

Required Governing Document Proposal

Exhibit A

Form of Sponsor Letter Agreement

[Filed Separately]

Exhibit B

Form of Investor Subscription Agreement

[Filed Separately]

Exhibit C

Form of Registration Rights Agreement

[Filed Separately]

Exhibit D

Form of Lock-Up Agreement

[Filed Separately]

Exhibit E

Form of Transaction Support Agreement

[Filed Separately]

Exhibit F

Form of TCGX Certificate of Incorporation

[Attached]

CERTIFICATE OF INCORPORATION OF

TRIGEMX BIO, INC.

a Delaware corporation

ARTICLE I

The name of the Company is TriGemX Bio, Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Section 1. The Company is incorporated in connection with the domestication of TCGX Acquisition Corp., a Cayman Islands exempted company (“TCGX”), as a Delaware corporation pursuant to Section 388 of the DGCL, and this Certificate of Incorporation (this “Certificate of Incorporation”) is filed with the Office of the Secretary of State of the State of Delaware (the “State Office”) simultaneously with a Certificate of Corporate Domestication of TCGX (the “Certificate of Domestication”). Upon the simultaneous filing and effectiveness (the “Effective Time”) of the Certificate of Domestication and this Certificate of Incorporation, which shall occur prior to the closing of the transactions contemplated by that certain Business Combination Agreement, dated on or about October [18], 2026, by and among TCGX, TriGemX Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of TCGX, and TriGemX Bio, Inc., a Delaware corporation (the “Business Combination Agreement”), each Class A ordinary share, par value $0.0001 per share, Class B ordinary share, par value $0.0001 per share, and preference share, par value $0.0001 per share, of TCGX issued and outstanding immediately prior to the Effective Time shall be converted, on a one-for-one basis, into one fully paid and non-assessable share of Common Stock of the Company, without any further action required on the part of TCGX, the Company or any holder of ordinary shares of TCGX.

Section 2. The Company is authorized to issue two classes of stock, to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of stock that the Company shall have authority to issue is 1,020,000,000 shares, of which 1,010,000,000 shares are Common Stock, $0.0001 par value per share, and 10,000,000 shares are Preferred Stock, $0.0001 par value per share.

Section 3. Each share of Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders.

Section 4. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors of the Company (the “Board of Directors”) (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to any limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Company shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 5. Except as otherwise required by law or provided in this Certificate of Incorporation, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with the State Office with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with the State Office with respect to any series of Preferred Stock).

Section 6. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of any certificate of designation relating to any series of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

Section 1. Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors of the Company shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships. At each annual meeting of stockholders, directors of the Company shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Section 2. From and after the consummation of the Merger (as defined in the Business Combination Agreement) (such time, the “Merger Effective Time”), the directors of the Company (other than any who may be elected by holders of Preferred Stock under specified circumstances) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors already in office shall be assigned to each class at the time such classification becomes effective in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the Merger Effective Time, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Merger Effective Time, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Merger Effective Time, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VI

Section 1. From and after the Merger Effective Time, only for so long as the Board of Directors is classified and subject to the rights of holders of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors.

Section 2. Except as otherwise provided for or fixed by or pursuant to the provisions of ARTICLE IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances or except as otherwise provided by resolution of a majority of the Whole Board, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Company, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

Section 1. The Company is to have perpetual existence.

Section 2. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Company, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company.

Section 3. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Company. The affirmative vote of at least a majority of the Whole Board shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Company’s Bylaws. The Company’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Company; provided, however, that, in addition to any other vote required by law, such action by the stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote thereon, voting together as a single class. Notwithstanding the above or any other provision of this Certificate of Incorporation, the Bylaws of the Company may not be amended, altered or repealed by the stockholders of the Company except in accordance with the provisions of the Bylaws relating to amendments to the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Company that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Section 4. The election of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

Section 5. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VIII

Section 1. From and after the Merger Effective Time, and subject to the rights of holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

Section 2. Subject to the terms of any series of Preferred Stock, special meetings of stockholders of the Company may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner and to the extent provided in the Bylaws of the Company.

ARTICLE IX

Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Solely for purposes of this Section 1, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL.

Section 2. Subject to any provisions in the Bylaws of the Company related to indemnification of directors of the Company, the Company shall indemnify, to the fullest extent permitted by applicable law, any director of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.

Section 3. The Company shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 4. Neither any amendment, elimination nor repeal of any Section of this ARTICLE IX, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Company inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, elimination, repeal or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

ARTICLE XI

The Company reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, but in addition to the vote of any holders of any class or series of the stock of the Company required by law or by this Certificate of Incorporation, the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board and the affirmative vote of 66 2/3% of the voting power of the then outstanding voting securities of the Company entitled to vote thereon, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 4 of ARTICLE IV, Section 2 of ARTICLE V, Section 1 of ARTICLE VI, Section 2 of ARTICLE VI, Section 5 of ARTICLE VII, Section 1 of ARTICLE VIII, Section 2 of ARTICLE VIII, Section 3 of ARTICLE VIII or this ARTICLE XI of this Certificate of Incorporation.

ARTICLE XII

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any section of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

ARTICLE XIII

The name and mailing address of the incorporator of the Company are as follows:

[name]

[address]

The powers of the incorporator are to terminate upon the filing and effectiveness of this Certificate of Incorporation with the State Office, and the names and mailing addresses of the persons who are to serve as the initial directors of the Company are as follows:

Cariad Chester

c/o TriGemX Bio, Inc.

430 East 29th Street, 10th Floor

New York, NY 10016

James Jeffery Goater

c/o TriGemX Bio, Inc.

430 East 29th Street, 10th Floor

New York, NY 10016

Peter Hecht

c/o TriGemX Bio, Inc.

430 East 29th Street, 10th Floor

New York, NY 10016

Doug Pagan

c/o TriGemX Bio, Inc.

430 East 29th Street, 10th Floor

New York, NY 10016

Peter Svennilson

c/o TriGemX Bio, Inc.

430 East 29th Street, 10th Floor

New York, NY 10016

Josh Wolfe

c/o TriGemX Bio, Inc.

430 East 29th Street, 10th Floor

New York, NY 10016

*****

This Certificate of Incorporation shall be effective as of [_:__] [__].m. Eastern Time on [_______] [__], 20[__].

IN WITNESS WHEREOF, TriGemX Bio, Inc. has caused this Certificate of Incorporation to be signed by the incorporator of the Company on this ____ day of _________ 2026.

By:
Name:
Incorporator

Exhibit G

Form of TCGX Bylaws

[Attached]

BYLAWS OF

TRIGEMX BIO, INC.

(initially effective [bylaw adoption date])

-i-

TABLE OF CONTENTS

(continued)

-ii-

BYLAWS OF TRIGEMX BIO, INC.

ARTICLE I - CORPORATE OFFICES

1.1 REGISTERED OFFICE

The registered office of TriGemX Bio, Inc. (the “Company”) shall be fixed in the Company’s certificate of incorporation, as the same may be amended from time to time (the “certificate of incorporation”).

1.2 OTHER OFFICES

The Company may at any time establish other offices.

ARTICLE II - MEETINGS OF STOCKHOLDERS

2.1 PLACE OF MEETINGS

Meetings of stockholders shall be held at a place, if any, within or outside the State of Delaware, determined by the board of directors of the Company (the “Board of Directors”). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law or any successor legislation (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Company’s principal executive office.

2.2 ANNUAL MEETING

The annual meeting of stockholders shall be held each year. The Board of Directors shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these bylaws, may be transacted. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders. For the purposes of these bylaws, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships.

2.3 SPECIAL MEETING

(a) A special meeting of the stockholders, other than as required by statute, may be called only by (i) the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, (ii) the chairperson of the Board of Directors, (iii) the chief executive officer or (iv) the president, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

(b) The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of a majority of the Whole Board, the chairperson of the Board of Directors, the chief executive officer or the president. Nothing contained in this Section 2.3(b) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

2.4 ADVANCE NOTICE PROCEDURES

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (1) pursuant to the Company’s notice of meeting (or any supplement thereto); (2) by or at the direction of the Board of Directors, or any committee thereof that has been formally delegated authority to nominate such persons or propose such business pursuant to a resolution adopted by a majority of the Whole Board; (3) as may be provided in the certificate of designations for any class or series of preferred stock; or (4) by any stockholder of the Company who (A) is a stockholder of record at the time of giving of the notice contemplated by Section 2.4(a)(ii); (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (D) is a stockholder of record at the time of the annual meeting; and (E) complies with the procedures set forth in this Section 2.4(a).

(ii) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (4) of Section 2.4(a)(i), the stockholder must have given timely notice in writing to the secretary of the Company (the “Secretary”) and any such nomination or proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Company no earlier than 8:00 a.m., Eastern time, on the 120th day and no later than 5:00 p.m., Eastern time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting of stockholders. For purposes of the Company’s first annual meeting after the closing of the Merger (as defined in that certain Business Combination Agreement, dated on or about October [18], 2026, by and among TCGX Acquisition Corp., TriGemX Merger Sub, Inc. and TriGemX Bio, Inc.), the first anniversary date shall be deemed to be [_], 2028 as specified in the Company’s notice of such annual meeting (without regard to any adjournment, rescheduling, postponement or other delay of such annual meeting occurring after such notice was first sent). However, other than in connection with the Company’s first annual meeting after the closing of the Merger, if no annual meeting of stockholders was held in the preceding year, or if the date of the annual meeting for the current year has been changed by more than 25 days from the first anniversary of the preceding year’s annual meeting, then to be timely such notice must be received by the Secretary at the principal executive offices of the Company no earlier than 8:00 a.m., Eastern time, on the 120th day prior to the day of the annual meeting and no later than 5:00 p.m., Eastern time, on the later of the 90th day prior to the day of the annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company. In no event will the adjournment, rescheduling, postponement or other delay of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. In no event may a stockholder provide notice with respect to a greater number of director candidates than there are director seats subject to election by stockholders at the annual meeting. If the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 10 days before the last day that a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, then a stockholder’s notice required by this Section 2.4(a)(ii) will also be considered timely, but only with respect to any nominees for any new positions created by such increase, if it is received by the Secretary at the principal executive offices of the Company no later than 5:00 p.m., Eastern time, on the 10th day following the day on which such public announcement is first made. “Public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, Section 14 or Section 15(d) of the Securities Exchange Act of 1934 (as amended and inclusive of rules and regulations thereunder, the “1934 Act”) or by such other means as is reasonably designed to inform the public or stockholders of the Company in general of such information, including, without limitation, posting on the Company’s investor relations website.

(iii) A stockholder’s notice to the Secretary must set forth:

(1) as to each person whom the stockholder proposes to nominate for election as a director:

(A) such person’s name, age, business address, residence address and principal occupation or employment;

(B) the class or series and number of shares of the Company that are held of record or are beneficially owned by such person and any (i) Derivative Instruments (as defined below) held or beneficially owned by such person, including the full notional amount of any securities that, directly or indirectly, underlie any Derivative Instrument; and (ii) other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person with respect to the Company’s securities;

(C) all information relating to such person that is required to be disclosed in connection with solicitations of proxies for the contested election of directors, or is otherwise required, in each case pursuant to Section 14 of the 1934 Act;

(D) such person’s written consent (x) to being named as a nominee of such stockholder, (y) to being named in the Company’s form of proxy pursuant to Rule 14a-19 under the 1934 Act (“Rule 14a-19”) and (z) to serving as a director of the Company if elected;

(E) any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such person has, or has had within the past three years, with any person or entity other than the Company (including, without limitation, the amount of any payment or payments received or receivable thereunder), in each case in connection with candidacy or service as a director of the Company (such agreement, arrangement or understanding, a “Third-Party Compensation Arrangement”); and

(F) a description of any other material relationships between such person and such person’s respective affiliates and associates, or others with whom such person is acting in concert with respect to such nomination, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert with them with respect to such nomination, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder, beneficial owner, affiliate or associate were the “registrant” for purposes of such rule and such person were a director or executive officer of such registrant;

(2) as to any other business that the stockholder proposes to bring before the annual meeting:

(A) a brief description of the business desired to be brought before the annual meeting;

(B) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if applicable, the text of any proposed amendment to these bylaws);

(C) the reasons for conducting such business at the annual meeting;

(D) any material interest in such business of such stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates and associates, or others acting in concert with them with respect to such proposal; and

(E) all agreements, arrangements and understandings between such stockholder, the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert with them with respect to such proposal in connection with the proposal of such business by such stockholder; and

(3) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(A) the name and address of such stockholder (as they appear on the Company’s books), of such beneficial owner, and of their respective affiliates or associates or others acting in concert with them with respect to such nomination or proposal;

(B) for each class or series, the number of shares of stock of the Company that are, directly or indirectly, held of record or are beneficially owned by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to such nomination or proposal;

(C) any agreement, arrangement or understanding between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to such nomination or proposal in connection with the proposal of such nomination or other business;

(D) any (i) agreement, arrangement or understanding (including, without limitation and regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to the Company’s securities (any of the foregoing, a “Derivative Instrument”) including the full notional amount of any securities that, directly or indirectly, underlie any Derivative Instrument; and (ii) other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to the Company’s securities;

(E) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to such nomination or proposal has a right to vote any shares of any security of the Company;

(F) any rights to dividends on the Company’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to such nomination or proposal that are separated or separable from the underlying security;

(G) any proportionate interest in the Company’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to such nomination or proposal is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(H) any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to such nomination or proposal is entitled to based on any increase or decrease in the value of the Company’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household;

(I) any significant equity interests or any significant Derivative Instruments in any principal competitor (as defined below) of the Company that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to such nomination or proposal;

(J) any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to such nomination or proposal in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (in each case, including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement);

(K) any material pending or threatened legal proceeding in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to such nomination or proposal is a party or material participant involving the Company or any of its officers, directors or affiliates;

(L) any material relationship between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to such nomination or proposal, on the one hand, and the Company or any of its officers, directors or affiliates, on the other hand;

(M) a representation and undertaking that the stockholder is a holder of record of stock of the Company as of the date of submission of the stockholder’s notice and intends to appear in person or by proxy at the annual meeting to bring such nomination or other business before the annual meeting;

(N) a representation and undertaking as to whether such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to such nomination or proposal intends, or is part of a group that intends, to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Company’s then-outstanding stock required to approve or adopt the proposal or to elect each such nominee (which representation and undertaking must include a statement as to whether such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to such nomination or proposal intends to solicit the requisite percentage of the voting power of the Company’s stock under Rule 14a-19); or (y) otherwise solicit proxies from stockholders in support of such proposal or nomination;

(O) any other information relating to such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to such nomination or proposal, or director nominee or proposed business, that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee (in a contested election of directors) or proposal pursuant to Section 14 of the 1934 Act; and

(P) such other information relating to any proposed item of business as the Company may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

For purposes of this Section 2.4, “principal competitor” shall mean any entity that develops or provides products or services that compete with or are alternatives to the principal products developed or produced or services provided by the Company or its affiliates.

(iv) In addition to the requirements of this Section 2.4, to be timely, a stockholder’s notice (and any additional information submitted to the Company in connection therewith) must further be updated and supplemented (1) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the annual meeting and as of the date that is 10 business days prior to the annual meeting or any adjournment, rescheduling, postponement or other delay thereof; and (2) to provide any additional information that the Company may reasonably request. Any such update and supplement or additional information (including, if requested pursuant to Section 2.4(a)(iii)(3)(P)) must be received by the Secretary at the principal executive offices of the Company (A) in the case of a request for additional information, promptly following a request therefor, which response must be received by the Secretary not later than such reasonable time as is specified in any such request from the Company; or (B) in the case of any other update or supplement of any information, not later than five business days after the record date(s) for the annual meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight business days prior to the date for the annual meeting or any adjournment, rescheduling, postponement or other delay thereof (in the case of any update or supplement required to be made as of 10 business days prior to the annual meeting or any adjournment, rescheduling, postponement or other delay thereof). No later than five business days prior to the annual meeting or any adjournment, rescheduling, postponement or other delay thereof, a stockholder nominating individuals for election as a director will provide the Company with reasonable evidence that such stockholder has met the requirements of Rule 14a-19. The failure to timely provide such update, supplement, evidence or additional information shall result in the nomination or proposal no longer being eligible for consideration at the annual meeting. If the stockholder fails to comply with the requirements of Rule 14a-19 (including because the stockholder fails to provide the Company with all information or notices required by Rule 14a-19), then the director nominees proposed by such stockholder shall be ineligible for election at the annual meeting and any votes or proxies in respect of such nomination shall be disregarded, notwithstanding that such proxies may have been received by the Company and counted for the purposes of determining quorum. For the avoidance of doubt, the obligation to update and supplement, or provide additional information or evidence, as set forth in these bylaws shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines pursuant to these bylaws or enable or be deemed to permit a stockholder who has previously submitted notice pursuant to these bylaws to amend or update any nomination or to submit any new nomination. No disclosure pursuant to these bylaws will be required with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is the stockholder submitting a notice pursuant to this Section 2.4 solely because such broker, dealer, commercial bank, trust company or other nominee has been directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

(b) Special Meetings of Stockholders. Except to the extent required by the DGCL, and subject to Section 2.3(a), special meetings of stockholders may be called only in accordance with the certificate of incorporation and these bylaws. Only such business will be conducted at a special meeting of stockholders as has been brought before the special meeting pursuant to the Company’s notice of meeting. If the election of directors is included as business to be brought before a special meeting in the Company’s notice of meeting, then nominations of persons for election to the Board of Directors at such special meeting may be made by any stockholder who (i) is a stockholder of record at the time of giving of the notice contemplated by this Section 2.4(b); (ii) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting; (iii) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting; (iv) is a stockholder of record at the time of the special meeting; and (v) complies with the procedures set forth in this Section 2.4(b) (with such procedures that the Company deems to be applicable to such special meeting). For nominations to be properly brought by a stockholder before a special meeting pursuant to this Section 2.4(b), the stockholder’s notice must be received by the Secretary at the principal executive offices of the Company no earlier than 8:00 a.m., Eastern time, on the 120th day prior to the day of the special meeting and no later than 5:00 p.m., Eastern time, on the 10th day following the day on which public announcement of the date of the special meeting was first made. In no event will any adjournment, rescheduling, postponement or other delay of a special meeting or any announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. A stockholder’s notice to the Secretary must comply with the applicable notice requirements of Section 2.4(a)(iii), with references therein to “annual meeting” deemed to mean “special meeting” for the purposes of this final sentence of Section 2.4(b).

(c) Other Requirements and Procedures.

(i) To be eligible to be a nominee of any stockholder for election as a director of the Company, the proposed nominee must provide to the Secretary, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.4(a)(ii) or Section 2.4(b):

(1) a signed and completed written questionnaire (in the form provided by the Secretary at the written request of the nominating stockholder, which form will be provided by the Secretary within 5 business days of receiving such request) containing information regarding such nominee’s background and qualifications and such other information as may reasonably be required by the Company to determine the eligibility of such nominee to serve as a director of the Company or to serve as an independent director of the Company;

(2) a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue;

(3) a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any Third-Party Compensation Arrangement;

(4) a written representation and undertaking that, if elected as a director, such nominee would be in compliance, and will continue to comply, with the Company’s corporate governance, conflict of interest, confidentiality, stock ownership and trading guidelines, and other policies and guidelines applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary will provide to such proposed nominee all such policies and guidelines then in effect); and

(5) a written representation and undertaking that such nominee, if elected, intends to serve a full term on the Board of Directors.

(ii) At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director must furnish to the Secretary the information that is required to be set forth in a stockholder’s notice of nomination pertaining to such nominee.

(iii) No person will be eligible to be nominated by a stockholder for election as a director of the Company, or to be seated as a director of the Company, unless nominated and elected in accordance with the procedures set forth in this Section 2.4. No business proposed by a stockholder will be conducted at a stockholder meeting except in accordance with this Section 2.4.

(iv) Whenever this Section 2.4 requires one or more persons (including a record or beneficial owner of capital stock) to deliver a document or information to the Company or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Company shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Company expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Company required by this ARTICLE II.

(v) The chairperson of the applicable meeting of stockholders will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws or that other proposed business was not properly brought before the meeting. If the chairperson of the meeting should so determine, then the chairperson of the meeting will so declare to the meeting and the defective nomination will be disregarded or such business will not be transacted, as the case may be.

(vi) Notwithstanding anything to the contrary in this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a nomination or other proposed business, such nomination will be disregarded or such business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the Company and counted for purposes of determining a quorum. For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

(vii) Without limiting this Section 2.4, a stockholder must also comply with any applicable requirements of the 1934 Act with respect to the matters set forth in this Section 2.4, it being understood that (1) any references in these bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.4; and (2) compliance with clause (4) of Section 2.4(a)(i) and with Section 2.4(b) are the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.4(c)(viii)).

(viii) Notwithstanding anything to the contrary in this Section 2.4, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 2.4 will be deemed to be satisfied by a stockholder if (1) such stockholder has submitted a proposal to the Company in compliance with Rule 14a-8 under the 1934 Act; and (2) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the meeting of stockholders. Subject to any applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Company’s proxy statement any nomination of a director or any other business proposal.

2.5 NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given in accordance with Section 232 of the DGCL, and such notice shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.6 QUORUM

The holders of a majority of the voting power of the capital stock of the Company issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, unless otherwise required by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange on which the Company’s securities are listed. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise required by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange on which the Company’s securities are listed.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting, or (b) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

2.7 ADJOURNED MEETING; NOTICE

Unless these bylaws otherwise require, when a meeting is adjourned to another time or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with Section 222(a) of the DGCL. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.8 CONDUCT OF BUSINESS

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business and discussion as seem to the chairperson in order. The chairperson of any meeting of stockholders shall be designated by the Board of Directors; in the absence of such designation, the chairperson of the Board of Directors, if any, or the chief executive officer (in the absence of the chairperson of the Board of Directors) or the president (in the absence of the chairperson of the Board of Directors and the chief executive officer), or, if the president is absent or refuses to act, a chairperson of the meeting chosen by the stockholders by the affirmative vote of a majority of the votes cast, voting affirmatively or negatively (excluding abstentions and broker non-votes), shall serve as chairperson of the stockholder meeting. The chairperson of any meeting of stockholders shall have the power to adjourn the meeting to another place, if any, date or time, whether or not a quorum is present.

2.9 VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder as of the applicable record date that has voting power upon the matter in question.

Except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange on which the Company’s securities are listed, in all matters other than the election of directors, the affirmative vote of a majority of the votes cast on the subject matter, voting affirmatively or negatively (excluding abstentions and broker non-votes), shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange on which the Company’s securities are listed, where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of a majority of the votes cast on the subject matter by such class or series or classes or series, voting affirmatively or negatively (excluding abstentions and broker non-votes), shall be the act of such class or series or classes or series.

2.10 STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise provided in the Company’s certificate of incorporation and subject to the rights of holders of preferred stock of the Company, from and after the effective time of the Merger, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

2.11 RECORD DATES

In order that the Company may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.

In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

2.12 PROXIES

Each stockholder entitled to vote at a meeting of stockholders, or such stockholder’s authorized officer, director, employee or agent, may authorize another person or persons to act for such stockholder by proxy authorized by a document or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL; provided that such authorization shall set forth, or be delivered with information enabling the Company to determine, the identity of the stockholder granting such authorization. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

2.13 LIST OF STOCKHOLDERS ENTITLED TO VOTE

The Company shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Company shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the Company’s principal place of business. In the event that the Company determines to make the list available on an electronic network, the Company may take reasonable steps to ensure that such information is available only to stockholders of the Company.

2.14 INSPECTORS OF ELECTION

Before any meeting of stockholders, the Company shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The Company may designate one or more persons as alternate inspectors to replace any inspector who fails to act.

Such inspectors shall:

(a) ascertain the number of shares outstanding and the voting power of each;

(b) determine the shares represented at the meeting and the validity of proxies and ballots;

(c) count all votes and ballots;

(d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(e) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are multiple inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III - DIRECTORS

3.1 POWERS

The business and affairs of the Company shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided in the DGCL or the certificate of incorporation.

3.2 NUMBER OF DIRECTORS

The Board of Directors shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution of a majority of the Whole Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

If so provided in the certificate of incorporation, the directors of the Company shall be divided into three classes.

3.4 RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the Company. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified in the notice of resignation, acceptance of such resignation shall not be necessary to make it effective. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the certificate of incorporation or these bylaws or permitted in the specific case by resolution of the Board of Directors, and subject to the rights of holders of preferred stock of the Company, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class shall be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by stockholders. If the directors are divided into classes, a person so chosen to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until such person’s successor shall have been duly elected and qualified.

3.5 PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6 REGULAR MEETINGS

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

3.7 SPECIAL MEETINGS; NOTICE

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the chief executive officer, the president, or the Secretary or by a majority of the Whole Board; provided that the person(s) authorized to call a special meeting of the Board of Directors may authorize another person or persons to send notice of such meeting.

Notice of the time and place of special meetings shall be:

(a) delivered personally by hand, by courier or by telephone;

(b) sent by United States first-class mail, postage prepaid;

(c) sent by facsimile;

(d) sent by electronic mail; or

(e) otherwise given by electronic transmission (as defined in Section 232 of the DGCL),

directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the Company’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail or (iv) otherwise given by electronic transmission, it shall be delivered, sent or otherwise given to each director, as applicable, at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice of the time and place of the meeting may be communicated to the director in lieu of written notice if such notice is communicated at least 24 hours before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Company’s principal executive office) nor the purpose of the meeting, unless required by statute.

3.8 QUORUM; VOTING

At all meetings of the Board of Directors, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.

If the certificate of incorporation provides that one or more directors shall have more or less than one vote per director on any matter, except as may otherwise be expressly provided herein or therein and denoted with the phrase “notwithstanding the final paragraph of Section 3.8 of the bylaws” or language to similar effect, every reference in these bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

3.9 BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise restricted by the certificate of incorporation or these bylaws, (i) any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and (ii) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

3.10 FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors.

3.11 REMOVAL OF DIRECTORS

Any director or the entire Board of Directors may be removed from office by stockholders of the Company in the manner specified in the certificate of incorporation and applicable law. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE IV - COMMITTEES

4.1 COMMITTEES OF DIRECTORS

The Board of Directors may, by resolution passed by a majority of the Whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (b) adopt, amend or repeal any bylaw of the Company.

4.2 COMMITTEE MINUTES

Each committee and subcommittee shall keep regular minutes of its meetings.

4.3 MEETINGS AND ACTION OF COMMITTEES

Unless otherwise specified by the Board of Directors, meetings and actions of committees and subcommittees shall be governed by, and held and taken in accordance with, the provisions of:

(a) Section 3.5 (place of meetings and meetings by telephone);

(b) Section 3.6 (regular meetings);

(c) Section 3.7 (special meetings and notice);

(d) Section 3.8 (quorum; voting);

(e) Section 3.9 (action without a meeting); and

(f) Section 7.4 (waiver of notice)

with such changes in the context of these bylaws as are necessary to substitute the committee or subcommittee and its members for the Board of Directors and its members. However, (i) the time and place of regular meetings of committees or subcommittees may be determined either by resolution of the Board of Directors or by resolution of the committee or subcommittee; (ii) special meetings of committees or subcommittees may also be called by resolution of the Board of Directors or the committee or the subcommittee; and (iii) notice of special meetings of committees and subcommittees shall also be given to all alternate members who shall have the right to attend all meetings of the committee or subcommittee. The Board of Directors or a committee or subcommittee may also adopt other rules for the government of any committee or subcommittee.

Any provision in the certificate of incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the certificate of incorporation or these bylaws.

4.4 SUBCOMMITTEES

Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V - OFFICERS

5.1 OFFICERS

The officers of the Company shall be a president and a secretary. The Company may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors, a vice chairperson of the Board of Directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2 APPOINTMENT OF OFFICERS

The Board of Directors shall appoint the officers of the Company, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

5.3 SUBORDINATE OFFICERS

The Board of Directors, or any duly authorized committee or subcommittee thereof, may appoint, or empower any officer to appoint, such other officers as the business of the Company may require. Each of such officers shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as determined from time to time by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of determination.

5.4 REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of removal.

Any officer may resign at any time by giving notice, in writing or by electronic transmission, to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

5.5 VACANCIES IN OFFICES

Any vacancy occurring in any office of the Company shall be filled by the Board of Directors or as provided in Section 5.3.

5.6 REPRESENTATION OF SECURITIES OF OTHER ENTITIES

The chairperson of the Board of Directors, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of the Company or any other person authorized by the Board of Directors or the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of the Company all rights incident to any and all shares or other securities of, or interests in, or issued by, any other entity or entities, and all rights incident to any management authority conferred on the Company in accordance with the governing documents of any entity or entities, standing in the name of the Company, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 AUTHORITY AND DUTIES OF OFFICERS

Each officer of the Company shall have such authority and perform such duties in the management of the business of the Company as may be designated from time to time by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of designation and, to the extent not so provided, as generally pertain to such office, subject to the control of the Board of Directors.

ARTICLE VI - STOCK

6.1 STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of the Company shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company. Unless otherwise provided by resolution of the Board of Directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Company by any two officers of the Company representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Company shall not have power to issue a certificate in bearer form.

The Company may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the Company in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the Company shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.2 SPECIAL DESIGNATION ON CERTIFICATES

If the Company is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Company shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Company shall issue to represent such class or series of stock, a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 151, 156, 202(a), 218(a) or 364 of the DGCL or with respect to this Section 6.2 a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3 LOST CERTIFICATES

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Company and cancelled at the same time. The Company may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4 DIVIDENDS

The Board of Directors, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Company’s capital stock. Dividends may be paid in cash, in property, or in shares of the Company’s capital stock, subject to the provisions of the certificate of incorporation. The Board of Directors may set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

6.5 TRANSFER OF STOCK

Transfers of record of shares of stock of the Company shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, subject to Section 6.3 of these bylaws, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.

6.6 STOCK TRANSFER AGREEMENTS

The Company shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Company to restrict the transfer of shares of stock of the Company of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

6.7 REGISTERED STOCKHOLDERS

The Company:

(a) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and notices and to vote as such owner; and

(b) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII - MANNER OF GIVING NOTICE AND WAIVER

7.1 NOTICE OF STOCKHOLDERS’ MEETINGS

Notice of any meeting of stockholders shall be given in the manner set forth in the DGCL.

7.2 NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Company under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Company. Any stockholder who fails to object in writing to the Company, within 60 days of having been given written notice by the Company of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice. This Section 7.2 shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

7.3 NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Company is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

7.4 WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders or the Board of Directors, as the case may be, need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII - INDEMNIFICATION

8.1 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS

Subject to the other provisions of this Article VIII, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the DGCL permitted the Company to provide prior to such amendment), any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE COMPANY

Subject to the other provisions of this Article VIII, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the DGCL permitted the Company to provide prior to such amendment), any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3 SUCCESSFUL DEFENSE

To the extent that a present or former director or officer (for purposes of this Section 8.3 only, as such term is defined in Section 145(c)(1) of the DGCL) of the Company has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The Company may indemnify any other person who is not a present or former director or officer of the Company against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein.

8.4 INDEMNIFICATION OF OTHERS

Subject to the other provisions of this Article VIII, the Company shall have power to indemnify its employees and agents, or any other persons, to the extent not prohibited by the DGCL or other applicable law. The Board of Directors shall have the power to delegate to any person or persons identified in subsections (1) through (4) of Section 145(d) of the DGCL the determination of whether employees or agents shall be indemnified.

8.5 ADVANCED PAYMENT OF EXPENSES

Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Company in defending any Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) actually and reasonably incurred by former directors and officers or other employees and agents of the Company or by persons serving at the request of the Company as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Company deems appropriate. The right to advancement of expenses shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 8.6(b) or 8.6(c) prior to a determination that the person is not entitled to be indemnified by the Company.

Notwithstanding the foregoing, unless otherwise determined pursuant to Section 8.8, no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company, in which event this paragraph shall not apply) in any Proceeding if a determination is reasonably and promptly made (a) by a vote of the directors who are not parties to such Proceeding, even though less than a quorum, or (b) by a committee of such directors designated by the vote of the majority of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, that facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

8.6 LIMITATION ON INDEMNIFICATION

Subject to the requirements in Section 8.3 and the DGCL, the Company shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(a) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b) for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c) for any reimbursement of the Company by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Company, in either case as required under any clawback or compensation recovery policy adopted by the Company, applicable securities exchange and association listing requirements, including, without limitation, those adopted in accordance with Rule 10D-1 under the 1934 Act and/or the 1934 Act (including, without limitation, any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(d) initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Company or its directors, officers, employees, agents or other indemnitees, unless (i) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, (iii) otherwise required to be made under Section 8.7 or (iv) otherwise required by applicable law; or

(e) if prohibited by applicable law.

8.7 DETERMINATION; CLAIM

If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the Company of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of such person’s entitlement to such indemnification or advancement of expenses. The Company shall indemnify such person against any and all expenses that are actually and reasonably incurred by such person in connection with any action for indemnification or advancement of expenses from the Company under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Company shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

Neither the failure of the Company (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of any Proceeding for indemnification that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to such Proceeding or create a presumption that the claimant has not met the applicable standard of conduct.

8.8 NON-EXCLUSIVITY OF RIGHTS

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Company is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

8.9 INSURANCE

The Company may purchase and maintain insurance to the fullest extent permitted by the DGCL on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10 SURVIVAL

The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11 EFFECT OF REPEAL OR MODIFICATION

A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

8.12 CERTAIN DEFINITIONS

For purposes of this Article VIII, references to the “Company” shall include, in addition to the resulting entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent entity, or is or was serving at the request of such constituent entity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving entity as such person would have with respect to such constituent entity if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article VIII.

ARTICLE IX - GENERAL MATTERS

9.1 EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, or employee or employees, to enter into any contract or execute any document or instrument in the name of and on behalf of the Company; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, agent or employee, no officer, agent or employee shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

9.2 FISCAL YEAR

The fiscal year of the Company shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

9.3 SEAL

The Company may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Company may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.4 CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.

9.5 FORUM SELECTION

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Company to the Company or the Company’s stockholders, (c) any action arising pursuant to any provision of the DGCL or the certificate of incorporation or these bylaws (as either may be amended from time to time) or (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination).

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against any person in connection with any offering of the Company’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person or other defendant.

Any person or entity purchasing, holding or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Section 9.5. This provision shall be enforceable by any party to a complaint covered by the provisions of this Section 9.5.

ARTICLE X - AMENDMENTS

These bylaws may be adopted, altered, amended or repealed by the affirmative vote of the holders of at least 66 2/3% of the total voting power of outstanding voting securities of the Company, voting together as a single class. The Board of Directors shall also have the power to adopt, amend or repeal bylaws; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board of Directors.